Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ACV AUCTIONS INC.

at

$10.50 Net Per Share of Common Stock

by

APPLE MERGER SUB, INC.

a wholly owned subsidiary of

COPART, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON SEPTEMBER 30, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

This offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 10, 2026 (together with any amendments or supplements thereto, the “Merger Agreement”), among ACV Auctions Inc., a Delaware corporation (“ACV”), Copart, Inc., a Delaware corporation (“Copart”), and Apple Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Copart (“Purchaser”). Purchaser is offering to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of ACV for $10.50 per Share, net to the seller in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”). Under no circumstances will any interest be paid on the consideration for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. The Merger Agreement provides, among other things, that Purchaser will be merged with and into ACV (the “Merger” and together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”) without a vote of the stockholders of ACV in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), as soon as practicable following the acceptance for payment of the Shares validly tendered and not validly withdrawn (the “Offer Acceptance Time”) (but in any event no later than on the first business day immediately following the expiration of the Offer), except if the conditions set forth in the Merger Agreement are not satisfied or, to the extent permissible by legal requirements, waived as of such date, in which case the Merger will occur on the first business day on which all the conditions set forth in the Merger Agreement are satisfied or, to the extent permitted by law, waived, unless Copart and ACV agree to another date prior to the Offer Acceptance Time.

The board of directors of ACV (the “ACV Board”), at a meeting duly called and held, has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, ACV and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and consummate the Transactions, including the Offer and Merger, (iii) adopted resolutions approving the Merger Agreement, execution and delivery by the ACV of the Merger Agreement, the performance by ACV of the agreements contained therein and the consummation of the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions contained therein, and (iv) adopted resolutions, subject to Section 6.04(b) of the Merger Agreement, recommending that the stockholders of ACV accept the Offer.

The Offer is not conditioned on obtaining financing or the funding thereof. However, the Offer is subject to various other conditions, including, among other things, there having been validly tendered in accordance with the terms of the Offer, and not validly withdrawn, a number of Shares that, together with the Shares then owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the

DGCL), represents at least one share more than 50% of the total number of the Shares outstanding at the time of expiration of the Offer. A summary of the principal terms of the Offer, including the conditions thereof, is provided herein under the heading “Summary Term Sheet.” This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read these documents carefully before deciding whether to tender your Shares.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.

September 17, 2026

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you and you directly hold your Shares in an account with ACV’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send the completed Letter of Transmittal and any documents required therein to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

If you desire to tender your Shares pursuant to the Offer and (i) the certificates evidencing your Shares are not immediately available, (ii) you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or (iii) you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Tendering Shares.”

The Letter of Transmittal and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled as one minute following 11:59 p.m., Eastern Time, on September 30, 2026, unless extended or earlier terminated as permitted by the Merger Agreement).

Neither the Offer nor the Merger has been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the Merger or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, New York 10110

Stockholders may call toll free: (877) 800-5198

Banks and Brokers may call collect: (212) 750-5833

SCHEDULE I	Sch-I-1
DIRECTORS AND EXECUTIVE OFFICERS OF COPART	Sch-I-1
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER	Sch-I-4

i

SUMMARY TERM SHEET

Apple Merger Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Copart, Inc., a Delaware corporation (“Copart”), is offering to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of ACV Auctions Inc. (“ACV”) for $10.50 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”), and pursuant to the Agreement and Plan of Merger, dated as of September 10, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among ACV, Copart and Purchaser. The following are some of the questions you, as an ACV stockholder, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Purchaser and, where appropriate, Copart. The information concerning ACV contained herein and elsewhere in this Offer to Purchase has been provided to Copart and Purchaser by ACV or has been taken from, or is based upon, publicly available documents or records of ACV on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Copart and Purchaser have not independently verified the accuracy or completeness of such information.

Securities Sought	All of the outstanding Shares.
Price Offered Per Share	$10.50 per Share, net to the seller in cash, without interest, subject to any applicable withholding of taxes.

Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on September 30, 2026, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement.

Purchaser	Apple Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Copart, Inc., a Delaware corporation.

Who is offering to buy my securities?

Apple Merger Sub, Inc., a wholly owned subsidiary of Copart, is offering to buy your Shares. We are a Delaware corporation formed for the purpose of making this Offer for all of the outstanding Shares and completing the process by which we will be merged with and into ACV.

See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Copart and Purchaser.”

What securities are you offering to purchase?

We are offering to acquire all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer to acquire all of the outstanding Shares of ACV. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable legal requirements, Purchaser will be merged with and into ACV (the “Merger”), with ACV surviving the Merger. Upon consummation of the Merger, ACV will cease to be a publicly traded company and will become a wholly owned subsidiary of Copart.

See “The Offer—Section 11—Background of the Offer; Contacts with ACV” and “The Offer—Section 12—Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights.”

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $10.50 per Share, net to the seller in cash, without interest, subject to any applicable withholding of taxes. If you are the record holder of your Shares (i.e., uncertificated stock in book-entry form has been issued to you) and you directly tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $1.9 billion to purchase all of the Shares pursuant to the Offer and complete the Merger in accordance with the terms and conditions of the Merger Agreement. Copart expects to have sufficient cash on hand at the expiration of the Offer to advance or otherwise contribute funds to Purchaser to allow it to consummate the Merger pursuant to the Merger Agreement.

See “The Offer—Section 10—Source and Amount of Funds.” We have no specific alternative financing arrangements in connection with the Offer or the Merger. The Offer is not conditioned upon Copart’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer or the Merger. We believe that the financial condition of Copart, Copart and Purchaser is not relevant to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision as to whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

as described above, we, through Copart, will have sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to complete the Merger, which is expected to occur as promptly as reasonably practicable following the Offer Acceptance Time (as defined below) (but in any event no later than on the first business day immediately following the expiration of the Offer), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement;

•	consummation of the Offer is not subject to, or conditioned upon, any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.

See “The Offer—Section 10—Source and Amount of Funds.”

What are the conditions to the Offer?

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), pay for any Shares tendered pursuant to the Offer, if any of the conditions set forth below (the “Offer Conditions”) is not satisfied or waived in writing by Copart and Purchaser (to the extent waivable by Copart and Purchaser) as of one minute following 11:59 p.m., Eastern Time, on September 30, 2026 (as such date may be extended in accordance with the Merger Agreement, the “Expiration Date”):

•

there shall have been validly tendered in accordance with the terms of the Offer, and not validly withdrawn, a number of Shares that, together with the Shares then owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), represents at least one share more than 50% of the total number of the Shares outstanding at the time of expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL);

•	any applicable waiting period under the HSR Act relating to the Offer or the Merger shall have expired or been terminated (the “HSR Condition”);

•

there shall not be in effect any Legal Restraint in any jurisdiction where ACV and its Subsidiaries have material business operations as set forth on Annex I of the Company Disclosure Schedule (the “Injunction Condition”);

•

(i) the representations and warranties of ACV contained in the following sections of the Merger Agreement: Section 4.01(a)(x) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.22 (Finder’s Fees) and Section 4.23 (Opinion of Financial Advisor), shall be true and correct in all material respects (other than any such representations and warranties qualified by materiality or Company Material Adverse Effect qualifications, which shall be true and correct in all respects) as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), (ii) the representations and warranties of ACV contained in Section 4.05(a) and Section 4.05(b) (Capitalization) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except for any failure to be so true and correct as would be, individually or in the aggregate, de minimis, and (iii) the other representations and warranties of ACV contained in the Merger Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except in the case of this clause (iii) only, for any failure to be so true and correct as has not had, individually or in the aggregate, a Company Material Adverse Effect (collectively, the “Representation Condition”);

•	ACV shall have performed in all material respects its obligations under the Merger Agreement (the “Compliance Condition”);

•	since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing (the “No MAE Condition”);

•

ACV shall have delivered to Copart a certificate signed by an executive officer of ACV dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (D), (E) and (F) have been satisfied (the “Certificate Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the Offer?

Yes. ACV, Copart and Purchaser have entered into the Agreement and Plan of Merger, dated as of September 10, 2026. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into ACV.

See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

What does the ACV Board think about the Offer?

The ACV Board at a meeting duly called and held, unanimously:

•

determined that the Merger Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, ACV and its stockholders;

•	declared it advisable to enter into the Merger Agreement and consummate the Transactions, including the Offer and Merger;

•

adopted resolutions approving the Merger Agreement, execution and delivery by the ACV of the Merger Agreement, the performance by ACV of the agreements contained therein and the consummation of the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions contained therein; and

•	adopted resolutions, subject to Section 6.04(b) of the Merger Agreement, recommending that the stockholders of ACV accept the Offer.

ACV will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (the “Schedule 14D-9”) indicating the approval of the Merger Agreement, the Offer, the Merger and the other Transactions by the ACV Board and recommending that ACV’s stockholders tender their Shares to Purchaser pursuant to the Offer.

See “The Offer—Section 11—Background of the Offer; Contacts with ACV” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.” A more complete description of the reasons for the ACV Board’s approval of the Offer and the Merger will be set forth in the Schedule 14D-9 filed with the SEC and mailed to ACV’s stockholders.

How long do I have to decide whether to tender my Shares in the Offer?

You have until one minute following 11:59 p.m., Eastern Time, on September 30, 2026 to decide whether to tender your Shares in the Offer, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement. See “The Offer—Section 1—Terms of the Offer.” If we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date of the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Tendering Shares”) may guarantee that the missing items will be received by the Depositary and paying agent for the Transactions, within one business day. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit broker, dealer, commercial bank, trust company or other nominee to tender your Shares by the Expiration Time.

When and how will I be paid for my tendered Shares?

In accordance with the terms and conditions of the Merger Agreement, and subject only to the satisfaction or, to the extent waivable by Purchaser or Copart, waiver by Purchaser or Copart of the Offer Conditions, promptly following the Expiration Date (subject to any extensions of the Offer in accordance with the Merger Agreement), Purchaser will (and Copart will cause Purchaser to) irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) all Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Payment for such Shares will be made as promptly as practicable following the Offer Acceptance Time (and in any event within two business days).

We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), which will act as paying agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. In all cases, if you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you and you directly hold your Shares in an account with ACV’s transfer agent, Computershare Trust Company, N.A.), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein.

Can the Offer be extended and under what circumstances?

Yes, (a) if any of the Offer Conditions is not satisfied or waived at the Initial Expiration Time or at any other scheduled expiration time of the Offer, Purchaser shall extend the Offer from time to time until such Offer Condition or Offer Conditions are satisfied or waived; provided, that in the case of this clause (a) no such individual extension of the Offer shall be for a period of more than five business days without the prior written consent of ACV; and (b) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period otherwise required by the rules and regulations of the New York Stock Exchange (“NYSE”) or applicable law; provided, however, that in either of clause (a) or clause (b), Purchaser shall not be required to extend the Offer beyond the End Date unless Copart is not then permitted to terminate the Merger Agreement pursuant to Section 10.01(b)(i) therein, in which case Purchaser shall be required to extend the Offer beyond the End Date. The “End Date” means 11:59 p.m., New York City time, on the first anniversary of the date of the Merger Agreement (or, if that date is not a Business Day, the next Business Day); provided that, if as of the End Date the only Offer Conditions that have not been satisfied or waived are the HSR Clearance Condition or the No Restraints Condition (in the case of the No Restraints Condition, as a result of a legal restraint arising under the HSR Act), the End Date will be automatically extended to the date that is 180 days after the first anniversary of the date of the Merger Agreement, and then, on the same basis.

The Offer may not be terminated or withdrawn prior to its expiration date unless the Merger Agreement is validly terminated pursuant to Section 10.01 of the Merger Agreement. If the Merger Agreement is validly terminated pursuant to Section 10.01, Purchaser shall promptly (and in any event within 24 hours following such termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated by Purchaser prior to the acceptance for payment and payment for Shares tendered in the Offer, Purchaser shall promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Will you provide a subsequent offering period?

We will not offer a subsequent offering period.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

How do I tender my Shares?

If you wish to accept the Offer, you must:

•

If you are a record holder (i.e., uncertificated stock in book-entry form has been issued to you and you directly hold your Shares in an account with ACV’s transfer agent, Computershare Trust Company, N.A.): complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein, and send it with any documents required in the Letter of Transmittal to the Depositary as set forth in Section 3 of this Offer to Purchase.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee: contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

•

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an Eligible Institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within one business day after the date of execution of such Notice of Guaranteed Delivery.

These materials must reach the Depositary prior to the Expiration Date. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares.”

You must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depositary, which is earlier than the Expiration Date. In addition, for ACV stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to the Expiration Date. ACV stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date. Further, if we have not accepted your Shares for payment by November 16, 2026, you may withdraw them at any time after November 16, 2026. Once we accept your tendered Shares for payment upon the Expiration Date, you will no longer be able to withdraw them.

See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, which includes the required information, to the Depositary while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares.

See “The Offer—Section 4—Withdrawal Rights.”

Who can participate in the Offer?

The Offer is open to all stockholders of record and beneficial owners of Shares.

Can holders of stock options and/or restricted stock units participate in the Offer?

The Offer is only for the outstanding Shares and not for (a) any options to purchase Shares (“ACV Options”), (b) any award of restricted stock units (“ACV RSUs”), or (c) any award of performance stock units (“ACV PSUs” and together with the ACV Options and ACV RSUs, the “ACV Equity Awards”). If you hold unexercised ACV Options and you wish to participate in the Offer, you must exercise your ACV Options (to the extent they are exercisable) in accordance with the terms of the applicable award agreement, and tender such Shares received upon the exercise in accordance with the terms of the Offer. Pursuant to the Merger Agreement, at the Effective Time (as defined below), and subject to all applicable withholding taxes:

•

each ACV RSU that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit covering shares of Copart common stock (“Copart Common Stock”) based on the Exchange Ratio (a “Converted RSU”), on the same terms and conditions, except that each ACV RSU held by a non-employee director or a former service provider will instead be fully vested (to the extent unvested), canceled and converted into the right to receive a cash payment equal to the number of Shares subject to the award multiplied by the Offer Price;

•

each ACV PSU that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit covering Copart Common Stock based on the greater of target and actual performance (as determined by the Compensation Committee) and the Exchange Ratio (a “Converted PSU”), on the same terms and conditions (other than performance goals);

•

each unvested ACV Option that is outstanding immediately prior to the Effective Time will be converted into an option to acquire Copart Common Stock, with the number of shares and the exercise price adjusted by the Exchange Ratio (a “Converted Stock Option”), on the same terms and conditions and in a manner intended to comply with Sections 409A and 424(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

•

each vested ACV Option that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a cash payment equal to the number of Shares subject to the option multiplied by the excess of the Offer Price over the per Share exercise price, and any ACV Option with a per Share exercise price equal to or greater than the Offer Price will be canceled for no consideration.

The “Exchange Ratio” is a fraction equal to the Offer Price divided by the Parent Stock Price, each as defined in the Merger Agreement.

The “Parent Stock Price” means the average of the volume-weighted average sales price per Copart Common Stock (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Copart and ACV) for each day of the consecutive period of five trading days ending on (and including) the trading day that is four trading days prior to the Closing Date, taken to four decimal places.

See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Treatment of ACV Equity Awards.”

At the Effective Time, the ACV Auctions Inc. 2021 Equity Incentive Plan and the ACV Auctions Inc. 2015 Long-Term Incentive Plan, in each case, as amended (collectively, the “ACV Equity Plans”), and all outstanding equity and equity-based awards granted thereunder will terminate with no liability to the participants thereunder (other than with respect to the right to receive payment in accordance with the terms of the Merger Agreement), and no further Shares, ACV Options, ACV RSUs, ACV PSUs, equity interests or other rights with respect to Shares will be granted under the ACV Equity Plans.

The effective time of the Merger (being such date and at such time as a certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Effective Time.”

How will the ACV ESPP be treated?

Prior to the date of the Merger Agreement, the Compensation Committee of the ACV Board and the ACV Board adopted resolutions so that, (i) participation in the ACV Auctions Inc. Employee Stock Purchase Plan (the “ACV ESPP”) shall be limited to those employees who are participants as of the date of the Merger Agreement, (ii) except to the extent necessary to maintain the status of the ACV ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the Merger Agreement or make any separate non-payroll contributions to the ACV ESPP on or following the date of the Merger Agreement, (iii) no offering period shall be commenced under the ACV ESPP after the date of the Merger Agreement, and (iv) the ACV ESPP shall terminate effective on the earlier of the first purchase date following the date of the Merger Agreement and the 10th trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ACV ESPP).

See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Treatment of ACV ESPP.”

Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will ACV continue as a public company?

If the Minimum Condition is satisfied and the Offer is consummated, subject to the satisfaction or waiver of the other conditions to the Merger, we will effect the Merger of Purchaser with and into ACV as soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date) in accordance with the terms and conditions of the Merger Agreement. The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of the stockholders of ACV. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without ACV’s consent to) accept Shares for purchase in the Offer, nor will we be able to consummate the Merger.

Following the Merger, the separate existence of Purchaser will cease and ACV will continue as the surviving corporation and a wholly owned subsidiary of Copart, and the Shares will no longer be publicly traded, and we intend to cause the Shares to be delisted from NYSE and deregistered under the Exchange Act. In addition, if the Merger takes place, each Share outstanding immediately prior to the Effective Time (other than (i) (a) Shares owned both as of the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Commencement Date”) and immediately prior to the Effective Time by ACV

(including those held in ACV’s treasury), Copart, Purchaser or any direct or indirect wholly owned subsidiary of ACV or Copart (other than Shares held on behalf of third parties), and (b) Shares irrevocably accepted for purchase pursuant to the Offer (clauses (a) and (b) collectively, the “Excluded Shares”), and (ii) Shares issued and outstanding immediately prior to the Effective Time that are held of record by holders or beneficially owned by owners who have properly and validly demanded, and not lost or validly withdrawn, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”)) will receive the applicable price per Share paid in the Offer without interest and subject to any applicable withholding of taxes.

If the Offer is completed, the Shares shall be delisted from the NYSE and deregisted under the 1934 Act as promptly as practicable after the Effective Time.

See the “Introduction” to this Offer to Purchase and “The Offer—Section 12—Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger is consummated, each Share that is not tendered by a stockholder of ACV and irrevocably accepted for purchase in the Offer (other than the Excluded Shares and Dissenting Shares) will be automatically converted into the right to receive the Offer Price, without interest and less any applicable withholding of taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as soon as reasonably practicable after the Offer Acceptance Time without a vote of the stockholders of ACV, pursuant to the relevant provisions of the DGCL and other applicable legal requirements. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid later if you do not tender your Shares.

While we are obligated under the terms of the Merger Agreement to consummate the Merger no later than on the first business day immediately following the Expiration Date (subject to satisfaction of the conditions specified in the Merger Agreement) and intend to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, ACV may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies.

See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

Assuming the Minimum Condition is satisfied and we purchase the validly tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

See “The Offer—Section 12—Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of record of ACV or beneficial owners of Shares who (i) did not tender their

Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Offer Acceptance Time), (ii) follow the procedures set forth in Section 262 of the DGCL, (iii) have not otherwise waived appraisal rights, (iv) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, and (v) in the case of a beneficial owner, have submitted a demand that (x) reasonably identifies the holder of record of the shares for which the demand is made, (y) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (z) provides an address at which such beneficial owner consents to receive notices given by ACV and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Offer and the Merger, a cash payment equal to the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger and ACV may argue in any appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

See “The Offer—Section 12—Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights— Appraisal Rights.”

Have any ACV stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. Concurrently with entering into the Merger Agreement, Copart entered into separate tender and support agreements (each, a “Support Agreement” and collectively, the “Support Agreements”) with each of the directors and executive officers of ACV, solely in their capacity as stockholders of ACV (each, a “Supporting Stockholder” and collectively, the “Supporting Stockholders”). Each Support Agreement provides, among other things, that each Supporting Stockholder will (i) tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), and (ii) if applicable, vote all of such Supporting Stockholder’s Shares in favor of the Merger. Each Support Agreement terminates on the earliest of (a) the date and time upon which the Merger Agreement is validly terminated in accordance with its terms, (b) the date and time upon which the Merger becomes effective, (c) by written agreement of each of Copart and such Supporting Stockholder, (d) any amendment or change to the Merger Agreement or the Offer that is effected without the applicable Supporting Stockholder’s consent and that decreases the amount, or changes the form, of consideration payable to all stockholders of ACV pursuant to the terms of the Merger Agreement (other than any increase in the consideration payable in the Offer that does not reduce the cash consideration payable in the Offer), and (e) the ACV Board making an Adverse Change Recommendation in accordance with the Merger Agreement. The Support Agreements also contain customary restrictions on the transfer of Shares by the Supporting Stockholders prior to the termination of the applicable Support Agreement, subject to exceptions. The Supporting Stockholders own, in aggregate, approximately 4.07% of all Shares outstanding. See “The Offer—Section 13—The Transaction Documents—Certain Other Agreements—Support Agreements.”

What is the market value of my Shares as of a recent date?

On September 10, 2026, the last full trading day before we announced our intention to commence the Offer, the closing price of the Shares on NYSE was $7.37 per Share. The 60-day volume-weighted average price on NYSE was $7.37 per Share and the 90-day volume-weighted average price on NYSE was $6.93 per Share. On September 16, 2026, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares on NYSE was $10.42. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.

What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

In general, your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer or the Merger in light of your particular circumstances. See “The Offer —Section 5—Material U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the information agent (the “Information Agent”) for the Offer, toll free at 1 (877) 800-5198 for assistance.

INTRODUCTION

Apple Merger Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Copart, Inc., a Delaware corporation (“Copart”), is offering to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of ACV Auctions Inc. (“ACV”) for $10.50 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”), and pursuant to the Agreement and Plan of Merger, dated as of September 10, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among ACV, Copart and Purchaser. Unless the context requires otherwise, the terms “we” and “our” refer to Purchaser and, where appropriate, Copart.

If you are the record holder of your Shares (i.e., uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is included in the Letter of Transmittal (or an appropriate IRS Form W-8, as applicable), you may be subject to backup withholding at the applicable rate on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares—Backup Withholding.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Merger Agreement, which provides, among other things, that as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into ACV (the “Merger” and, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”), with ACV continuing as the surviving corporation and a wholly owned subsidiary of Copart. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the Delaware General Corporation Law (the “DGCL”)) is referred to as the “Effective Time.” As of the Effective Time, each outstanding Share (other than (i) (a) Shares owned both as of the Offer Commencement Date and immediately prior to the Effective Time by ACV (including those held in ACV’s treasury), Copart, Purchaser or any direct or indirect wholly owned subsidiary of ACV or Copart (other than Shares held on behalf of third parties), and (b) Shares irrevocably accepted for purchase in the Offer (clauses (a) and (b) collectively, the “Excluded Shares”), and (ii) Shares issued and outstanding immediately prior to the Effective Time that are held of record by holders or beneficially owned by owners who have properly and validly demanded, and not lost or validly withdrawn, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”)) will receive the applicable price per Share paid in the Offer without interest and subject to any applicable withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger”. “The Offer —Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer—Section 5—Material U.S. Federal Income Tax Consequences” summarizes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Offer is only for the outstanding Shares and not for (a) any options to purchase Shares (“ACV Options”), (b) any award of restricted stock units (“ACV RSUs”), or (c) any award of performance stock units (“ACV PSUs” and together with the ACV Options and ACV RSUs, the “ACV Equity Awards”). If you hold unexercised ACV Options and you wish to participate in the Offer, you must exercise your ACV Options (to the extent they are exercisable) in accordance with the terms of the applicable award agreement or applicable ACV Equity Plans (as defined herein), and tender such Shares received upon the exercise in accordance with the terms of the Offer. “ACV Equity Plans” mean collectively the ACV Auctions Inc. 2021 Equity Incentive Plan and the ACV Auctions Inc. 2015 Long-Term Incentive Plan.

Pursuant to the Merger Agreement, at the Effective Time, subject to all applicable withholding taxes:

•

each ACV RSU that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit covering shares of Copart common stock (“Copart Common Stock”) based on the Exchange Ratio (a “Converted RSU”), on the same terms and conditions, except that each ACV RSU held by a non-employee director or a former service provider will instead be fully vested (to the extent unvested), canceled and converted into the right to receive a cash payment equal to the number of Shares subject to the award multiplied by the Offer Price;

•

each ACV PSU that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit covering Copart Common Stock based on the greater of target and actual performance (as determined by the Compensation Committee) and the Exchange Ratio (a “Converted PSU”), on the same terms and conditions (other than performance goals);

•

each unvested ACV Option that is outstanding immediately prior to the Effective Time will be converted into an option to acquire Copart Common Stock, with the number of shares and the exercise price adjusted by the Exchange Ratio (a “Converted Stock Option”), on the same terms and conditions; and

•

each vested ACV Option that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a cash payment equal to the number of Shares subject to the option multiplied by the excess of the Offer Price over the per Share exercise price, and any ACV Option with a per Share exercise price equal to or greater than the Offer Price will be canceled for no consideration.

The “Exchange Ratio” is a fraction equal to the Offer Price divided by the Parent Stock Price, each as defined in the Merger Agreement.

At the Effective Time, the ACV Equity Plans and all outstanding equity and equity-based awards granted thereunder will terminate with no liability to the participants thereunder (other than with respect to the right to receive payment in accordance with the terms of the Merger Agreement), and no further Shares, ACV Equity Awards, equity interests or other rights with respect to Shares will be granted under the ACV Equity Plans.

Following the date of the Merger Agreement, (i) no individual who was not a participant in the ACV ESPP as of the date of the Merger Agreement may enroll in the ACV ESPP with respect to the offering period in effect as of that date (the “ESPP Offering Period”), and, except to the extent necessary to maintain the status of the ACV ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code, no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement or make any separate non-payroll contributions to the ACV ESPP on or following the date of the Merger Agreement, and (ii) no new offering period will be commenced under the ACV ESPP on or after the date of the Merger Agreement. Any payroll deductions remaining in participant accounts after the final purchase date and not used to purchase Shares will be refunded to the applicable participant, without interest, in accordance with the terms of the ACV ESPP and applicable law. To the extent required by the ACV ESPP, ACV will provide notice to the ACV ESPP participants describing the treatment of the plan pursuant to the Merger Agreement. The ACV ESPP will be terminated effective on the earlier of the first purchase date following the date of the Merger Agreement and the 10th trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ACV ESPP).

The ACV Board, at a meeting duly called and held, has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, ACV and its stockholders, (ii) declared it advisable to enter into the Merger Agreement and consummate the Transactions, including the Offer and Merger, (iii) adopted resolutions approving the Merger Agreement, execution and delivery by the ACV of the Merger Agreement, the performance by ACV of the agreements contained therein and the consummation of the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions contained therein, and (iv) adopted resolutions, subject to Section 6.04(b) of the Merger Agreement, recommending that the stockholders of ACV accept the Offer.

ACV will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the U.S. Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the ACV Board’s reasons for authorizing and approving the Merger Agreement and the Transactions. Therefore, stockholders of ACV are encouraged to review the Schedule 14D-9 carefully and in its entirety.

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, if any Offer Condition is not satisfied or waived in writing by Copart and Purchaser (to the extent waivable by Copart and Purchaser) as of the Expiration Date. The Offer is not conditioned upon Copart or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

According to ACV, as of September 8, 2026, the most recent practicable date: (i) 1,126,024 Shares were subject to issuance pursuant to ACV Options granted and outstanding under the ACV Equity Plans (which ACV Options have a weighted average exercise price of $3.14); (ii) 10,359,498 Shares were subject to issuance pursuant to ACV RSUs granted and outstanding under the ACV Equity Plans; (iii) 2,364,836 Shares were subject to issuance pursuant to ACV PSUs granted and outstanding under the ACV Equity Plans (assuming achievement at target levels); and (iv) 341,204 Shares were estimated to be subject to outstanding purchase rights under the ACV ESPP.

Assuming no additional Shares are issued prior to the Expiration Date, and based on the 169,807,980 Shares outstanding as of August 3, 2026 (as reported on the cover of ACV’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026), we anticipate that the Minimum Condition would be satisfied if approximately 84,903,991 Shares are validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Date. The number of Shares outstanding remains subject to change, including as a result of the final settlement of ACV’s accelerated share repurchase with Citibank, N.A.

We currently intend, as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors and officers of Purchaser will be the directors and officers of ACV.

Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary for such tender offer prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of ACV’s stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12—Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire one minute following 11:59 p.m., Eastern Time, on September 30, 2026, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement (the “Expiration Date”). See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of ACV’s stockholders.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THE DOCUMENTS IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” at or prior to the Expiration Date. The Offer will expire one minute following 11:59 p.m., Eastern Time, on September 30, 2026, unless extended or earlier terminated as permitted by the Merger Agreement. No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act will be available. The acquisition will be accounted for using the acquisition method under U.S. Generally Accepted Accounting Principles (“GAAP”) and such treatment is not material to a stockholder’s decision whether to tender.

The Offer is subject to the Offer Conditions set forth in “—Section 15—Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition, the Compliance Condition, the No MAE Condition, the HSR Condition, and the Injunction Condition. See also “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the Offer Conditions, we will (i) promptly following the Expiration Date (subject to any extensions of the Offer in accordance with the Merger Agreement) accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer, and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within two business days), pay for such Shares.

Purchaser must (and Copart must cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC or its staff or the New York Stock Exchange (“NYSE”) or its staff applicable to the Offer. Further, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Copart and has been waived), Purchaser must (and Copart must cause Purchaser to) extend the Offer for one or more periods, each not to exceed five business days per extension, to permit such Offer Condition to be satisfied.

Notwithstanding the foregoing, Purchaser (a) is not required to extend the Offer beyond the earlier of (i) the valid termination of the Merger Agreement (ii) the End Date, and (b) is not permitted to extend the Offer beyond the Extension Deadline without the prior written consent of ACV.

Purchaser expressly reserves the right, to the extent permitted by applicable law, to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted under the Merger Agreement and applicable legal requirements), and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement. However, without ACV’s prior written consent, Purchaser and Copart cannot, (A) amend, modify, supplement, waive or change the Minimum Condition, the Termination Condition, the HSR Condition and Injunction Condition, (B) decrease the Offer Price, (C) change the form of consideration payable in the Offer, (D) decrease the number of Shares subject to the Offer, (E) extend or otherwise change the Expiration Date except as provided by the terms of the Merger Agreement, (F) impose additional Offer Conditions or otherwise amend, modify, change or supplement any Offer Conditions or terms of the Offer, (G) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act, (H) directly or indirectly amend, modify, change or supplement any other term of the Offer in any manner adverse to the holders of Shares or in a manner that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger or impair the ability of Copart or Purchaser to consummate the Offer or the Merger, or (I) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to and in accordance with Section 251(h) of the DGCL. If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

As soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser and Copart expect to complete the Merger without a vote of the stockholders of ACV pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

ACV has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer, we will, promptly following the Expiration Date (subject to any extensions of the Offer in accordance with the Merger Agreement), accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, as promptly as practicable following the Offer Acceptance Time (and in any event within two business days), pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Date. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as paying agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (a) a confirmation of a book-entry transfer of such Shares into the Depositary’s account at Depository Trust Company (the “Book-Entry Transfer Facility”), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “— Section 3—Procedures for Tendering Shares—Book-Entry Delivery”), and (c) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will any interest be paid on the consideration for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “—Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in accordance with the terms of the Merger Agreement, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but such assignment will not (i) impede or delay the consummation of the Transactions, or (ii) relieve Copart or Purchaser of their respective obligations under the Merger Agreement.

Shares tendered using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

3.	Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, (a) the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, or (b) you must comply with the guaranteed delivery procedure described below.

The method of delivery of Shares through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to the procedure described above will constitute your acceptance of the Offer, as well as your representation and warranty that (a) you own the Shares being tendered, (b) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal, and (c) when the Shares are accepted for payment by Purchaser, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and Purchaser with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Book-Entry Delivery

The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.

If delivery of Shares is effected through book-entry transfer, the Letter of Transmittal should not be returned to the Depositary and instead an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If Share Certificates evidencing Shares are not immediately available or the Share Certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Time, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered or transmitted by e-mail or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

Backup Withholding

Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate IRS Form W-8 (available at the IRS website: www.irs.gov).

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meetings of ACV’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of ACV’s stockholders.

Determination of Validity

We will determine, in our sole discretion (which may be delegated in whole or in part to the Depositary), all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of ACV, Purchaser, Copart, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

4.	Withdrawal Rights

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time prior to one minute following 11:59 p.m., Eastern Time, on the Expiration Date and, if such Shares have not yet been accepted for payment as provided herein, any time after November 16, 2026, which is 60 calendar days from the date of the commencement of the Offer.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following any of the procedures described in “— Section 3—Procedures for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5.	Material U.S. Federal Income Tax Consequences

This section discusses the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations proposed or promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer. These authorities are subject to change, possibly with retroactive effect, and subject to differing interpretations, which could adversely affect a holder of Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed herein. There can be no assurance the IRS or a court will not take a contrary position to the views expressed herein. This section does not address the tax treatment of exchanging the Shares pursuant to the Offer or the Merger under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion is for general information purposes only and is limited to Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder of Shares in light of such holder’s particular circumstances, including to holders subject to special rules such as:

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in currencies or securities, or other persons that elect to use a mark-to-market method of accounting for their holdings in Shares;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships and any other entity or arrangement treated as a partnership or a pass-through entity for U.S. federal income tax purposes (and owners therein);

•	tax-exempt organizations or governmental organizations;

•	persons who hold or receive Shares pursuant to the exercise of any employee stock option or otherwise as compensation (including ACV Options, ACV RSUs, or the ACV ESPP);

•	tax-qualified retirement plans;

•	U.S. Holders that own, or have owned, actually or constructively, more than 5% of our Shares;

•	persons subject to the alternative minimum tax;

•	persons who own (or are deemed to own) stock of Copart;

•	persons who exercise appraisal rights in the Merger;

•	passive foreign investment companies, controlled foreign corporations and foreign controlled foreign corporations;

•	persons who hold their Shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	persons who are subject to anti-inversion, base erosion or anti-abuse rules;

•	persons who hold Shares as “qualified small business stock” pursuant to Section 1202 of the Code;

•	U.S. expatriates and former citizens or long-term residents of the United States; and

•	persons holding Shares as part of a hedge, straddle or other risk-reduction strategy, or as part of a conversion transaction or other integrated investment.

If an entity or arrangement classified as a partnership or pass-through entity for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in such partnership or owner of such pass-through entity will depend on the status of the partner or owner, the activities of such partnership or pass-through entity, and certain determinations made at the partner or owner level. Accordingly, each partnership or pass-through entity, and each partner or owner in such partnership or pass-through entity holding Shares is urged to consult its tax advisor regarding the U.S. federal income tax consequences to them of the transactions pursuant to the Offer and the Merger.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) (“U.S. persons”), or (b) that has a valid election in effect under applicable regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares other than a U.S. Holder and that is not a partnership or pass-through entity for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT, AND IS NOT INTENDED TO BE CONSTRUED AS TAX ADVICE. EACH HOLDER OF SHARES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE TRANSACTIONS PURSUANT TO THE OFFER AND THE MERGER ARISING UNDER U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. TAX LAWS AND UNDER ANY APPLICABLE INCOME TAX TREATY.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

U.S. Holders

In general, a U.S. Holder that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between such U.S. Holder’s adjusted tax basis in the Shares and the amount of cash received in exchange therefor. Any gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is subject to U.S. federal income tax at a preferential rate if the U.S. Holder’s holding period in the Shares exceeds one year as of the date of the exchange of such Shares pursuant to the Offer or the Merger, as applicable. The deduction of capital losses is subject to limitations.

Non-corporate U.S. Holders whose income exceeds certain thresholds generally are also subject to a 3.8% tax on all or part of their net investment income. Net investment income includes net gains from the exchange of Shares pursuant to the Offer or the Merger. U.S. Holders are encouraged to consult their respective tax advisors regarding the application of this net investment income tax in their particular circumstances.

Non-U.S. Holders

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain (or loss) recognized with respect to Shares exchanged in the Offer or the Merger unless:

•

such gain on Shares is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if required by applicable income tax treaty, is attributable to such Non-U.S. Holder’s permanent establishment in the United States);

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met; or

•

Shares constitute a United States real property interest by reason of ACV’s status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition of, or the Non-U.S. Holder’s holding period for, their Shares, and, in the case where Shares are regularly traded on an established securities market, the Non-U.S. Holder owns, or is treated as owning, more than 5% of Shares at any time during the foregoing period.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). ACV is not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise). Such gain of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty).

Gain described in the second bullet point above will generally be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty), which may be offset by U.S.-source capital losses recognized in the same taxable year by the Non-U.S. Holder, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the transactions pursuant to the Offer and the Merger, including any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer or the Merger generally are subject to information reporting and may be subject to backup withholding at the applicable rate (currently 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided that the required information is timely furnished to the IRS. See “—Section 3—Procedures for Tendering Shares—Backup Withholding.”

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH HOLDER AND THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, AS WELL AS THE APPLICATION AND EFFECT OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

6.	Price Range of Shares; Dividends

According to ACV’s Annual Report on Form 10-K for the year ended December 31, 2025, the Shares are listed and principally traded on NYSE under the symbol “ACVA.” The following table sets forth the high and low closing sale prices per Share on NYSE with respect to the periods indicated and as reported by published financial sources:

	High	Low
2024
First Quarter	$19.19	$18.72
Second Quarter	$18.44	$18.05
Third Quarter	$20.51	$19.93
Fourth Quarter	$22.17	$21.32
2025
First Quarter	$14.11	$13.49
Second Quarter	$16.53	$16.03
Third Quarter	$9.97	$9.56
Fourth Quarter	$8.16	$8.02

	High	Low
2026
First Quarter	$4.39	$4.16
Second Quarter	$7.34	$7.05
Third Quarter (through September 16, 2026)	$10.46	$6.60

ACV does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, subject to certain exceptions, ACV is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity or voting interests. If we acquire control of ACV, we currently intend that no dividends will be declared on the Shares prior to the Effective Time.

On September 10, 2026, the last full trading day before the announcement of the Merger Agreement, the Merger and the Offer, the closing price per Share on NYSE was $7.37, the 60-day volume-weighted average price on NYSE was $7.37 per Share and the 90-day volume-weighted average price on NYSE was $6.93 per Share. On September 16, 2026, the last full trading day before the date of this Offer to Purchase, the closing price per Share on NYSE was $10.42. Please obtain a recent quotation for the Shares before deciding whether or not to tender. ACV has advised Copart that, as of the close of business on September 8, 2026, 169,824,232 Shares were outstanding.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations

Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

Possible Effects of the Offer on the Market for the Shares

While we are obligated under the terms of the Merger Agreement to consummate the Merger as soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date) (subject to the satisfaction of the conditions specified in the Merger Agreement) and intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than (i) Shares held by ACV (or held in ACV’s treasury), Copart, Purchaser, or any other direct or indirect wholly owned subsidiary of ACV, Copart or Purchaser, and (ii) Dissenting Shares) will receive cash in an amount equal to the price per Share paid in the Offer.

Stock Exchange Listing

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NYSE or any other market of NYSE, the market for the Shares could be adversely affected. The Shares may no longer meet the criteria for continued listing on NYSE if, among other things, ACV no longer meets the requirements for the number of publicly held Shares, the aggregate market value of the listed Shares or the number of stockholders of the Shares.

If NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of ACV to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of ACV subject to registration, would substantially reduce the information required to be furnished by ACV to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to ACV. Furthermore, “affiliates” of ACV and persons holding “restricted securities” of ACV may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as promptly as practicable, following which the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of ACV’s reporting obligations under the Exchange Act.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning ACV

The information concerning ACV contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

ACV operates a digital marketplace and data-services platform for wholesale vehicle transactions, connecting automotive dealers and commercial partners to source, sell, value and manage used vehicles, supported by remarketing centers across the United States and value-added services including transportation, financing, title and assurance services. ACV’s common stock is listed on NYSE under the symbol “ACVA.” ACV’s principal executive offices are located at 640 Ellicott Street, Suite 321, Buffalo, New York 14203. The telephone number of ACV’s principal executive offices is (800) 553-4070.

Additional Information

ACV is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information are available to the public at the SEC’s website, www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of this Offer to Purchase.

9.	Certain Information Concerning Copart and Purchaser

Copart provides online auctions and vehicle remarketing and transportation services, offering vehicle sellers a range of processing, storage and sales services and connecting sellers to a global base of buyers through its patented VB3 internet auction-style sales technology. Copart’s common stock is listed on the Nasdaq Global Select Market under the symbol “CPRT.” Copart’s principal executive offices are located at 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254, and the telephone number of Copart’s principal executive offices is (972) 391-5000.

Purchaser is a wholly owned subsidiary of Copart, formed solely for the purpose of facilitating an acquisition by Copart. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated in the Merger Agreement. Until immediately before the time Purchaser accepts Shares for purchase in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger. Upon consummation of the Merger, Purchaser will merge with and into ACV, whereupon the separate corporate existence of Purchaser will cease and ACV will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

The address of Purchaser’s principal executive offices is c/o Copart, INC., 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254. The telephone number of Purchaser’s principal executive offices is (972) 391-5000.

The name, business address, current principal occupation and five-year employment history and citizenship of each director and executive officer of Copart and Purchaser are set forth on Schedule I hereto. None of Copart or Purchaser is an affiliate of ACV.

During the last five years, none of Copart or Purchaser or, to the best knowledge of Copart and Purchaser, any of the persons listed in Schedule I hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of September 17, 2026, neither Copart nor Purchaser beneficially owns any Shares.

Except as set forth elsewhere in this Offer to Purchase, (i) none of Copart, Purchaser, any majority-owned subsidiary of Copart or Purchaser or, to the best knowledge of Copart and Purchaser, any of the persons listed in

Schedule I hereto or any associate of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) none of Copart, Purchaser or, to the best knowledge of Copart and Purchaser, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, during the two years before the date of this Offer to Purchase, there have been (i) no transactions between Copart, Purchaser, their subsidiaries or, to the best knowledge of Copart and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ACV or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, and (ii) no negotiations, transactions or material contacts between Copart, Purchaser, their subsidiaries or, to the best knowledge of Copart and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ACV or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, in each case other than the negotiation and execution of the Merger Agreement and the transactions contemplated thereby.

We do not believe our financial condition or the financial condition of Copart is relevant to your decision as to whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) we, through Copart, will have sufficient funds to acquire all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger, which is expected to follow as soon as practicable following the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, (c) consummation of the Offer is not subject to any financing condition, and (d) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Copart has filed electronically with the SEC.

Copart and Purchaser have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “—Section 12—Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights.”

Notwithstanding the foregoing, in connection with the execution and delivery of the Merger Agreement, Copart entered into Support Agreements (as described in “The Offer—Section 13—The Transaction Documents—Certain Other Agreements—Support Agreements”) with the Supporting Stockholders, who in the aggregate beneficially own approximately 4.07% of the outstanding Shares.

10.	Source and Amount of Funds

Purchaser estimates that it will need approximately $1.9 billion to purchase all of the Shares pursuant to the Offer and complete the Merger in accordance with the terms and conditions of the Merger Agreement. Copart will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to complete the Merger.

Copart expects to obtain the necessary funds for the purchase of Shares in the Offer and the completion of the Merger through cash on hand. We have no specific alternative financing arrangements in connection with the Offer or the Merger. We believe the financial condition of Copart and Purchaser is not relevant to a decision by a holder of Shares or whether to sell, hold or tender Shares in the Offer.

Under the Merger Agreement, Copart has represented that it has, and will have as of the Offer Acceptance Time and the Effective Time, sufficient unrestricted cash on hand to enable Copart and Purchaser to pay all amounts required to be paid in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Copart may determine, in its sole discretion, to obtain debt financing to fund a portion of these amounts (the “Debt Financing”). No plans or arrangements have currently been made to finance or repay any Debt Financing in the event Copart determines to obtain such Debt Financing. Solely if Copart determines to obtain Debt Financing, ACV has agreed to use reasonable best efforts to provide, and to cause its Subsidiaries and representatives to provide, customary cooperation reasonably requested by Copart, at Copart’s sole expense and subject to customary limitations, including Copart’s obligations to reimburse ACV’s reasonable and documented out-of-pocket costs and to indemnify ACV and its representatives for financing-related liabilities. Neither the obtaining of the Debt Financing nor its availability is a condition to the Offer or the Merger, and the Offer and the Merger are not subject to any financing condition.

11.	Background of the Offer; Contacts with ACV

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation of or among ACV, Copart, ACV’s representatives, Copart’s representatives and other parties.

As participants in the automotive marketplace, ACV and Copart are well-known to each other.

On May 29, 2026, Jeffrey Liaw, who at the time was the Chief Executive Officer of Copart, contacted George Chamoun, the Chief Executive Officer of ACV, to set up a time to speak.

On June 4, 2026, Jay Adair, who at the time was the Executive Chairman of Copart, and Mr. Liaw met with Mr. Chamoun and certain other members of ACV management in Buffalo, New York, in person. Mr. Adair stated that Copart would be interested in exploring a transaction with ACV. Mr. Chamoun responded that the ACV Board would consider a proposal, consistent with its fiduciary duties, and that Mr. Chamoun would also inform the ACV Board of the discussion. Mr. Chamoun promptly informed the ACV Board of his conversation with Mr. Adair and the members of Copart management.

On June 9, 2026, ACV and Copart executed a confidentiality agreement. The confidentiality agreement did not contain a “standstill.”

On August 4, 2026, Copart’s Board of Directors (the “Copart Board”) met and discussed the possible acquisition of ACV by Copart.

Later on July 2, 2026, Mr. Adair sent a proposal to Mr. Chamoun proposing that Copart acquire ACV for total consideration of between $8.00 to $8.50 per share in Copart common stock (the “July 2 Copart Proposal”). The July 2 Copart Proposal represented a 10%-16% premium to ACV’s closing stock price on July 2, 2026, and a 25%-33% premium to the 30-day VWAP of ACV’s stock price on July 2, 2026. The July 2 Copart Proposal also attached a proposed form of exclusivity agreement.

On July 14, 2026, representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) contacted Copart to explore Copart’s interest in a transaction with ACV.

On July 29, 2026, J.P. Morgan sent a letter to Copart requesting that Copart submit a proposal for a transaction with ACV by 5:00 p.m., Eastern Time, on August 6, 2026.

On July 2, 2026, the Copart Board met and discussed the possible acquisition of ACV by Copart.

On August 6, 2026, Copart delivered a non-binding indicative proposal to acquire ACV. Copart proposed an all-cash transaction with a price per share of between $10.00 and $10.25 (the “August 6 Copart Proposal”). The

August 6 Copart proposal represented a 30%-33% premium to ACV’s closing stock price on August 5, 2026 and a 49%-52% premium to the 60-day VWAP of ACV’s stock price on August 5, 2026. The August 6 Copart Proposal was not subject to any financing conditions, and Copart stated that it had sufficient cash on hand to fund the full purchase price.

On August 17, 2026, Copart received from ACV a form of merger agreement providing for a two-step transaction (i.e., a first step tender offer to acquire at least a majority of ACV’s outstanding common stock for cash, followed by a second step cash merger without a stockholder vote pursuant to Section 251(h) of the DGCL).

On August 24, 2026, Copart received from ACV a form of merger agreement providing for a cash and stock one-step merger.

On August 24, 2026, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), counsel to Copart, reached out to representatives of Davis Polk & Wardwell, counsel to ACV (“Davis Polk”) to set up a call. Later that day, representatives of Wilson Sonsini and Davis Polk spoke by phone to discuss preliminary comments on the form of merger agreement.

On August 27, 2026, Wilson Sonsini, on behalf of Copart, sent a markup of the merger agreement to Davis Polk.

On August 28, 2026, Mr. Adair spoke with Mr. Chamoun by phone. Mr. Adair asked Mr. Chamoun whether $10.00 per share would be acceptable to the ACV Board. Mr. Chamoun responded that, while he would relay the request to the ACV Board, Mr. Chamoun was highly doubtful that such a price would be acceptable to the ACV Board.

On August 30, 2026, Davis Polk sent a revised draft of the merger agreement to Wilson Sonsini.

On September 1, 2026, the Copart Board met and discussed the possible acquisition of ACV by Copart.

Also on September 1, 2026, Wilson Sonsini, on behalf of Copart, sent a further markup of the merger agreement to Davis Polk. Among other points that were negotiated, the parties negotiated (1) the regulatory efforts covenant, (2) the triggers and tail for the payment of the termination fee by ACV, (3) the amounts of the termination fee payable by ACV and the reverse termination fee payable by Copart, (4) the representations and warranties and (5) the interim operating covenants.

On September 2, 2026, J.P. Morgan sent a letter to Copart requesting a final proposal by 5:00 p.m., Eastern time, on September 8, 2026.

Also on September 2, 2026, Davis Polk sent a revised draft of the merger agreement to Wilson Sonsini.

On September 3, 2026, the Copart Board met and discussed the possible acquisition of ACV by Copart.

Also on September 3, 2026, Wilson Sonsini, on behalf of Copart, sent to Davis Polk a form of support agreement to be signed by the directors and executive officers of ACV.

On September 4, 2026, Davis Polk sent a revised support agreement back to Wilson Sonsini.

On September 5, 2026, Davis Polk sent a revised draft of the merger agreement back to Wilson Sonsini.

On September 6, 2026, Copart submitted a revised proposal pursuant to which Copart would acquire ACV for $10.50 per share in cash, and attached a proposed exclusivity agreement.

On September 7, 2026, Davis Polk and Wilson Sonsini spoke by phone to negotiate the terms of the merger agreement. Later that day, Davis Polk sent revised drafts of the merger agreement and the support agreement to Wilson Sonsini.

On September 8, 2026, Davis Polk and Wilson Sonsini spoke by phone to resolve a number of significant open issues on the merger agreement.

Throughout the remainder of September 8-10, Davis Polk and Wilson Sonsini worked to finalize the terms of the merger agreement and support agreement, and spoke by phone numerous times to resolve open points. Davis Polk and Wilson Sonsini also exchanged multiple drafts of the merger agreement and the support agreement over this period.

On September 9, 2026, the Copart Board met and discussed and approved the possible acquisition of ACV by Copart.

On September 10, 2026, shortly after market close, Copart and ACV executed the Merger Agreement, and Copart and the stockholders party to the support agreement executed the Support Agreement. Copart and ACV then publicly announced the transaction.

12.	Purpose of the Offer; Plans for ACV; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for ACV

The purpose of the Offer and the Merger is for Copart to acquire all of the outstanding Shares of ACV. The Offer, as the first of two steps in the acquisition of ACV, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of ACV not purchased pursuant to the Offer or otherwise and to cause ACV to become a wholly owned subsidiary of Copart.

We currently intend, as soon as practicable following the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger and Treatment of Shares in the Merger,” the Shares acquired in the Offer will be canceled in the Merger and the capital stock of ACV as the surviving corporation in the Merger will be the capital stock of Purchaser. The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of ACV as the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter of ACV as the Surviving Corporation. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger and Treatment of Shares in the Merger.” Upon completion of the Merger, the Shares currently listed on NYSE will cease to be listed on NYSE and will subsequently be deregistered under the Exchange Act.

If you sell your Shares in the Offer, you will cease to have any equity interest in ACV or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in ACV. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of ACV.

Except as described above or elsewhere in this Offer to Purchase and except for the Transactions, Purchaser has no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving ACV or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any change in the ACV Board or management, (c) any material change in ACV’s capitalization or dividend policy, (d) any other material change in ACV’s corporate structure or business, (e) any class of equity securities of ACV being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, or (f) any class of equity securities of ACV becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

No Stockholder Approval

If the Offer is consummated, we do not anticipate seeking a vote of ACV’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary for such tender offer prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of ACV’s stockholders, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, any Shares issued and outstanding as of immediately prior to the Effective Time which are held of record or beneficially owned by stockholders of record of ACV or beneficial owners of Shares who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Offer Acceptance Time), (ii) follow the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraisal demand, (iii) have not otherwise waived appraisal rights, (iv) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, and (v) in the case of a beneficial owner, have submitted a demand that (x) reasonably identifies the holder of record of the shares for which the demand is made, (y) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (z) provides an address at which such beneficial owner consents to receive notices given by ACV and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery (the “Delaware Court”), in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Offer and the Merger, a cash payment equal to the “fair value” of their Shares in accordance with Section 262 of the DGCL, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Stockholders of record and beneficial owners should be aware that the fair value of their Shares could be more than, the same as or less than the consideration to be received pursuant to the Offer and the Merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Moreover, ACV may argue in any appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price. Any stockholder of record or beneficial owner contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262 of the DGCL, particularly the procedural steps required to perfect such rights.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who are entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent converting, transferring, domesticating or continuing corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice by ACV to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder of record or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder of record or beneficial owner must do all of the following:

•

prior to the later of the consummation of the Offer and 20 days after the giving of the Schedule 14D-9, deliver to ACV (or, following the Effective Time, the Surviving Corporation) a written demand for appraisal of Shares held, which demand must reasonably inform ACV of the identity of the stockholder of record or beneficial owner and that the stockholder of record or beneficial owner is demanding appraisal;

•

in the case of a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court;

•	not tender such stockholder’s Shares in the Offer (or, if tendered, properly and subsequently withdraw such Shares prior to the Offer Acceptance Time); and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

In addition, one of the ownership thresholds set forth in Section 262 of the DGCL must be met and a stockholder of record or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

Any stockholder of record or beneficial owner of Shares who wishes to exercise such appraisal rights, or who wishes to preserve his, her or its right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of ACV’s stockholders of record or beneficial owners to appraisal rights under the DGCL in connection with the Merger is only a summary of the procedures to be followed by the stockholders of record of ACV or beneficial owners of Shares desiring to exercise any appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights in connection with the Merger requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is available without subscription or cost at the following website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

13.	The Transaction Documents

The Merger Agreement

The following summary description of the Merger Agreement is only a summary of the material terms of the Merger Agreement and is qualified by reference to the Merger Agreement, which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Copart, Purchaser, ACV or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures set forth in a confidential disclosure letter to the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Copart’s or ACV’s stockholders or under federal securities laws. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that investors are not third-party beneficiaries under the Merger Agreement and that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Copart, Purchaser, ACV or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or the parties’ public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Copart, its affiliates and ACV publicly file.

The Offer

The Merger Agreement requires Purchaser to commence, upon the terms and subject to the conditions set forth in the Merger Agreement, a cash tender offer to acquire all of ACV’s outstanding Shares for $10.50 per Share, net to the seller of such Shares in cash, without interest, subject to any applicable withholding of taxes – which tender offer is being made pursuant to this Offer to Purchase. The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to, and Copart will cause Purchaser to, promptly following the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and pay for such Shares and, as promptly as practicable after the Offer Acceptance Time (and in any event within two business days), pay for such Shares.

Purchaser’s obligation to accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of certain conditions, including the Minimum Condition, HSR Condition and Injunction Condition, each as described in “—Section 15—Conditions to the Offer.”

Purchaser expressly reserves the right, to the extent permitted by applicable law, to (i) increase the Offer Price, (ii) waive any Offer Condition (to the extent permitted under the Merger Agreement and applicable legal requirements), and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement. However, without ACV’s prior written consent, Purchaser and Copart cannot, (A) amend, modify, supplement, waive or change the Minimum Condition, the Termination Condition, the HSR Condition and Injunction Condition, (B) decrease the Offer Price, (C) change the form of consideration payable in the Offer, (D) decrease the number of Shares subject to the Offer, (E) extend or otherwise change the

Expiration Date except as provided by the terms of the Merger Agreement, (F) impose additional Offer Conditions or otherwise amend, modify, change or supplement any Offer Conditions or terms of the Offer, (G) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act, (H) directly or indirectly amend, modify, change or supplement any other term of the Offer in any manner adverse to the holders of Shares or in a manner that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger or impair the ability of Copart or Purchaser to consummate the Offer or the Merger, or (I) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to and in accordance with Section 251(h) of the DGCL.

We may not terminate or withdraw the Offer prior to any scheduled Expiration Date without ACV’s consent, except in the event that the Merger Agreement is terminated in accordance with its terms.

Extensions of the Offer

The Offer will initially be scheduled to expire at the Expiration Date. Purchaser must (and Copart must cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC or its staff or NYSE or its staff applicable to the Offer. Further, if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Copart and has been waived), Purchaser must (and Copart must cause Purchaser to) extend the Offer for one or more periods, each not to exceed five business days per extension, to permit such Offer Condition to be satisfied.

Notwithstanding the foregoing, Purchaser (a) is not required to extend the Offer beyond the earlier of (i) the valid termination of the Merger Agreement (ii) the End Date (as defined below, and such earlier occurrence, the “Extension Deadline”), and (b) is not permitted to extend the Offer beyond the Extension Deadline without the prior written consent of ACV.

The Merger and Treatment of Shares in the Merger

As soon as practicable following the later of the Offer Acceptance Time (but in any event no later than on the first business day immediately following the Expiration Date), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into ACV, and ACV will survive the Merger as a wholly owned subsidiary of Copart. The Merger will be accounted for using the acquisition method under GAAP and such treatment is not material to a stockholder’s decision whether to tender. The Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote of ACV’s stockholders.

At the Effective Time, each Share that remains outstanding (other than (i) the Excluded Shares, and (ii) Dissenting Shares) will receive the same price per Share paid in the Offer, without any interest and subject to any applicable withholding of taxes.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the Surviving Corporation shall remain the certificate of incorporation of ACV as in effect immediately prior to the Effective Time, until thereafter amended. The bylaws of Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Purchaser shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended.

Directors and Officers

The directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers of ACV as the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Prior to the consummation of the Merger (the “Closing”), each director of ACV and, if so requested by Copart, each officer of ACV, will execute and deliver a letter effectuating his or her resignation as a member of the ACV Board and an officer of ACV (but, not as an employee of ACV), respectively, to be effective as of the Effective Time. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Treatment of ACV Equity Awards

The Merger Agreement provides that, at the Effective Time (and, for the avoidance of doubt, following the Offer Acceptance Time), ACV’s equity awards will be treated as follows (subject to applicable withholding):

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ACV RSUs. Each outstanding ACV restricted stock unit award (a “ACV RSU”), other than those held by non-employee directors and former service providers, will be converted into a restricted stock unit covering a number of shares of Copart common stock (“Copart Common Stock”) equal to the number of Shares subject to the award multiplied by the Exchange Ratio (a “Converted RSU”), on the same terms and conditions. Each ACV RSU held by a non-employee director or former service provider will instead be canceled and converted into the right to receive a cash payment equal to the number of Shares subject to the award multiplied by the Offer Price.

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ACV PSUs. Each outstanding ACV performance stock unit award (a “Company PSU”) will be converted into a restricted stock unit covering Copart Common Stock determined using the greater of target and actual performance (as determined by the Compensation Committee) multiplied by the Exchange Ratio (a “Converted PSU”), on the same terms and conditions (other than performance goals).

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ACV Options. Each outstanding unvested ACV stock option will be converted into an option to acquire Copart Common Stock, with the number of shares (rounded down to the nearest whole share) and the exercise price (rounded up to the nearest whole cent) adjusted by the Exchange Ratio (a “Converted Stock Option”), on the same terms and conditions and in a manner intended to comply with Sections 409A and 424(a) of the Code. Each vested and outstanding ACV stock option will be canceled and converted into the right to receive a cash payment equal to the number of Shares subject to the option multiplied by the excess of the Offer Price over the per Share exercise price; any ACV stock option with a per Share exercise price equal to or greater than the Offer Price will be canceled for no consideration.

•

The “Exchange Ratio” is a fraction, the numerator of which is the Offer Price and the denominator of which is the Parent Stock Price (each as defined in the Merger Agreement). Following the Effective Time, the Converted RSUs, Converted PSUs and Converted Stock Options will be eligible to vest on the terms set forth in the Company Disclosure Schedule, and Copart will file a registration statement on Form S-8 covering the shares of Copart Common Stock underlying those awards.

Treatment of ACV ESPP

Following the date of the Merger Agreement the ACV Board adopted resolutions so that, (i) participation in ACV ESPP shall be limited to those employees who are participants as of the date of the Merger Agreement, (ii) except to the extent necessary to maintain the status of the ACV ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the Merger Agreement or make any separate non-payroll contributions to the ACV ESPP on or following the date of the Merger Agreement, (iii) no offering period shall be commenced under the ACV ESPP after the date of the Merger Agreement, and (iv) the ACV ESPP shall terminate effective on the earlier of the first purchase date following the date of the Merger Agreement and the 10th trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ACV ESPP).

Representations and Warranties

In the Merger Agreement, ACV has made customary representations and warranties to Copart and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in a confidential disclosure schedule delivered by ACV to Copart and Purchaser concurrently with the execution and delivery of the Merger Agreement (the “Company Disclosure Schedule”). These representations and warranties relate to, among other things: (a) ACV’s corporate existence, power and qualification to do business; (b) corporate authorization to enter into the Merger Agreement and the enforceability of its obligations; (c) required governmental authorizations and consents; (d) non-contravention of ACV’s organizational documents, applicable law, material contracts and permits; (e) capitalization of ACV; (f) ACV’s subsidiaries; (g) SEC filings and financial reporting; (h) financial statements; (i) the accuracy of the information supplied by ACV for use in the Offer documents and the Schedule 14D-9; (j) the absence of certain changes, conduct of ACV’s business in the ordinary course and the absence of a Company Material Adverse Effect; (k) the absence of undisclosed material liabilities; (l) compliance with applicable laws; (m) absence of litigation; (n) real and personal property matters; (o) intellectual property, data privacy and data security matters; (p) tax matters; (q) employee benefit plans; (r) employee and labor matters; (s) environmental matters; (t) material contracts; (u) insurance matters; (v) the absence of undisclosed brokers’ or finders’ fees in connection with the Transactions; (w) the opinion of ACV’s financial advisor delivered to the ACV Board; (x) the inapplicability of antitakeover statutes to the Transactions; and (y) ACV’s acknowledgement that, except for the representations and warranties expressly set forth in the Merger Agreement, neither Copart nor Purchaser has made any other representation or warranty.

In the Merger Agreement, Purchaser and Copart have made customary representations and warranties to ACV that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (a) Copart’s and Purchaser’s corporate existence, power and qualification to do business, (b) corporate authorization to enter into the Merger Agreement and the enforceability of its obligations, (c) required governmental authorizations and consents, (d) non-contravention of Copart’s and Purchaser’s organizational documents and applicable law, (e) compliance with applicable laws; (f) absence of litigation, (g) the absence of undisclosed brokers’ or finders’ fees in connection with the Transactions, (h) availability of funds sufficient to carry out the Transactions, (i) ownership of Shares by Copart and its affiliates, (j) absence of certain agreements between Copart and its affiliates and any ACV stockholder or any third party to equity finance the Offer, (k) the absence of agreements between Copart and any of its affiliates and any member of ACV’s management and board of directors (other than the Merger Agreement), (l) the accuracy of the information with respect to Copart and its Subsidiaries supplied by Copart for inclusion in the Company Disclosure Schedule and the Offer Documents, (m) the solvency of the Surviving Corporation upon and immediately after consummation of the Transactions, and (n) non-reliance on representations and warranties not set forth in the Merger Agreement.

The representations and warranties will not survive the Effective Time.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect” clause. The definition of “Material Adverse Effect” is described in detail under “—Section 15—Conditions to the Offer.”

Operating Covenants

During the period from the execution and delivery of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement (the “Pre-Closing Period”), except (w) with the prior written consent of Copart (not to be unreasonably withheld, conditioned or delayed), (x) as expressly required or expressly permitted by the Merger Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as expressly required by Applicable Law, ACV has agreed to, and to cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course, preserve substantially intact its current business organization, lines of business, Permits and other material assets, keep available the services of its current officers and other key employees, and preserve in all material respects its relationships with its material customers, suppliers, distributors, manufacturers, resellers, landlords, creditors, licensors, licensees, employees, Governmental Authorities and other Persons with which it has material business relations.

In addition, during the Pre-Closing Period, and subject to the same exceptions, ACV has agreed that it will not, and will not permit its Subsidiaries to:

•	amend its certificate of incorporation, bylaws or other similar organizational documents;

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split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock (other than dividends or distributions by a subsidiary of ACV), or redeem, repurchase or otherwise acquire any securities of ACV, except as required by the terms of any ACV employee benefit plan;

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issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of ACV or securities of ACV subsidiaries, other than the issuance of ACV equity awards in the ordinary course pursuant to the ACV employee benefit plans and Shares issuable upon the vesting, exercise or settlement of ACV equity awards outstanding on, or granted or modified after, the date of the Merger Agreement in accordance with their terms;

•	acquire (by merger, consolidation, acquisition of shares or assets or otherwise) any securities or businesses, or form any ACV subsidiary;

•	enter into any new material line of business outside ACV’s existing business as of the date of the Merger Agreement;

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sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any of its material businesses or assets, other than pursuant to existing contracts, non-exclusive licenses granted in the ordinary course, or transfers among ACV and its subsidiaries, or subject any material asset to any lien other than permitted liens;

•	make or authorize any capital expenditure other than as provided for in ACV’s capital expenditure budget;

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make any material loans, advances or capital contributions to, or investments in, any person, subject to customary exceptions for intercompany arrangements and ordinary-course trade credit and advances to employees, customers and suppliers;

•	incur any indebtedness for borrowed money (or guarantees thereof);

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commence any proceeding (other than to enforce the Merger Agreement), or settle any proceeding requiring payment by ACV in excess of $500,000 individually or $1,000,000 in the aggregate (in each case net of insurance or third-party indemnification), other than transaction-related stockholder or derivative litigation governed by the Merger Agreement;

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enter into, terminate, or materially amend or waive any material right under, any material contract of ACV, other than in the ordinary course or automatic renewals or extensions on terms not materially less favorable to ACV;

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other than as required under any ACV employee benefit plan, grant or increase severance or termination pay, materially modify the compensation or benefits of any service provider of ACV, increase salary, wages or other compensation or benefits, establish, adopt, terminate or materially amend any material ACV employee benefit plan, or hire or terminate (other than for cause) any employee at the level of Vice President or a more senior title;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger);

•	change its methods of accounting, except as required by GAAP or Regulation S-X under the Exchange Act;

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make, change or revoke any material tax election, change any tax accounting period or method, amend any material tax return, consent to any extension or waiver of a limitation period for taxes, enter into any material tax sharing or closing agreement, or settle or compromise any material tax claim, audit or assessment;

•	enter into any agreement to purchase or sell any interest in real property, or grant, alter, amend, modify or terminate any Company lease in specified respects;

•	recognize any labor organization or enter into or negotiate any collective bargaining agreement;

•	take any action that would trigger the Worker Adjustment and Retraining Notification Act; or

•	agree or commit to do any of the foregoing.

In addition, prior to the Effective Time, ACV (acting through its Compensation Committee) has agreed to take the steps necessary to cause certain compensation arrangements to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of, and to satisfy the requirements of the non-exclusive safe harbor under, Rule 14d-10(d) under the Exchange Act.

No Solicitation by ACV

During the Pre-Closing Period, ACV will not, and will cause its subsidiaries and their respective officers and directors not to, and will use reasonable best efforts to cause its and its subsidiaries other representatives not to, directly or indirectly, (a) continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below), (b) (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information, or afford access to their business, properties, assets, books or records, in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this provision prohibit such discussion), (iii) approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than a customary confidentiality agreement), (iv) take any action to exempt any person (other than ACV and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the organizational documents of ACV and other governing documents, or (v) resolve or agree to do any of the foregoing.

ACV must, and must cause its subsidiaries and its and their respective officers and directors to, also take action so that they and their representatives immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party with respect to any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Within 48 hours after the execution of the Merger Agreement, ACV was also required to request in writing that each person that, within the 12 months prior to the date of the Merger Agreement, executed a confidentiality agreement in connection with its consideration of a transaction constituting an Acquisition Proposal with ACV promptly return or destroy all non-public information previously furnished to such person by ACV or its representatives in accordance with the terms of such confidentiality agreement and terminate such person’s access to any then existing physical or electronic data rooms relating to a possible Acquisition Proposal.

Prior to the Offer Acceptance Time, if ACV or any of their representatives receives a bona fide unsolicited written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made after the date of the Merger Agreement and did not, directly or indirectly, result from any material breach of ACV’s no-solicitation obligations set forth in the Merger Agreement, and the ACV Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and that the failure to take the actions described below, as applicable, would be inconsistent with its fiduciary duties of the ACV Board under applicable legal requirements, then, notwithstanding ACV’s no-solicitation obligations set forth in the Merger Agreement, then ACV and its representatives may:

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furnish, pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), information (including non-public information) with respect to ACV and its subsidiaries to the person or group of persons who has made such Acquisition Proposal (subject to as promptly as practicable (and in any event within 24 hours)) providing to Copart any such non-public information provided to any such other person to the extent not previously provided to Copart or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

ACV may take the actions described in the foregoing two bullets only if it provides prior written notice to Copart at least 24 hours before the first time that ACV furnishes any information to, or participates in any discussions or negotiations with, any such person on or after the date of the Merger Agreement, and only after the ACV Board has made the good-faith determination described above.

In addition, prior to the earlier of the termination of the Merger Agreement and the Effective Time, ACV must notify Copart in writing promptly (and in any event within 24 hours) of the receipt by ACV of any Acquisition Proposal, or any offer, request, proposal or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or any amendment or modification to the financial or other material terms of any of the foregoing. Such notice must include, to the extent then known to ACV, (i) the identity of the third party making the Acquisition Proposal (or such offer, request, proposal or indication of interest), (ii) the terms and conditions thereof (and any such amendment or modification), and (iii) complete and unredacted copies of all documents and material communications received by ACV or any of its representatives setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal (or such offer, request, proposal or indication of interest).

For purposes of the Merger Agreement:

“Acquisition Proposal” means, other than the Offer and the Merger, any indication of interest, proposal or offer from any Third Party relating to any (i) direct or indirect acquisition (in a single transaction or a series of related transactions) of assets of ACV or its Subsidiaries (including securities of ACV’s Subsidiaries) constituting 25% or more of the fair market value of ACV’s consolidated assets, or to which 25% or more of ACV’s consolidated revenues or earnings are attributable; (ii) direct or indirect issuance of 25% or more of any class of ACV’s equity or voting securities, or acquisition or issuance of equity or voting securities of any Subsidiary that would result in a Third Party owning assets constituting 25% or more of the consolidated asset value (or to which 25% or more of consolidated revenues or earnings are attributable); (iii) tender or exchange offer that, if consummated, would result in a Third Party beneficially owning 25% or more of any class of ACV’s equity or voting securities; or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction resulting in a Third Party owning 25% or more of any class of ACV’s equity or voting securities or 25% or more of the consolidated asset value (or revenues or earnings) of ACV and its Subsidiaries.

“Superior Proposal” means a bona fide, written Acquisition Proposal (that did not arise from a material breach of Section 6.04 of the Merger Agreement) (substituting 50% for each 25% in the definition of that term) that the ACV Board determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to ACV’s stockholders than the Offer and the Merger, in each case, taking into consideration all financial, regulatory, financing, conditionality, legal and other factors deemed relevant by the ACV Board and, if applicable, any changes to the terms of the Merger Agreement irrevocably proposed by Copart pursuant to Section 6.04 of the Merger Agreement that, if accepted by ACV, would be binding upon Copart and Purchaser.

ACV Board Recommendation and Changes of Recommendation

As described in this Offer to Purchase, and subject to the provisions described below, the ACV Board unanimously resolved to recommend that stockholders of ACV accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement. The foregoing recommendation is referred to herein as the “ACV Board Recommendation.” Unless the ACV Board makes an Adverse Change Recommendation (as defined below), the ACV Board also agreed to include the ACV Board Recommendation in the Schedule 14D-9.

Except as described below, during the Pre-Closing Period, neither the ACV Board nor any committee thereof will:

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withdraw or withhold (or modify or qualify in a manner adverse to Copart or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Copart or Purchaser), the ACV Board Recommendation;

•	adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;

•

fail to publicly recommend against any publicly disclosed Acquisition Proposal upon written request by Copart (provided that ACV will not be required to publicly recommend against any such Acquisition proposal more than one time per Acquisition Proposal or per any material modification of such Acquisition Proposal);

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following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Copart, fail to publicly affirm the ACV Board Recommendation and recommend that ACV’s stockholders reject such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, prior to the date that is five business days prior to the expiration of the Offer); or

•

unless an Adverse Change Recommendation (as defined below) has occurred, fail to include the ACV Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to ACV’s stockholders.

Any action described in the foregoing five bullets is referred to as an “Adverse Change Recommendation,” except that the issuance of any “stop, look and listen” communication by or on behalf of ACV pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not be considered an Adverse Change Recommendation and will not require complying with the requirements set forth below for circumstances in which ACV may make an Adverse Change Recommendation.

However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, and subject to compliance with the applicable terms of the Merger Agreement, if ACV or any of its subsidiaries receives a bona fide unsolicited written Acquisition Proposal, which Acquisition Proposal was made after the execution of the Merger Agreement and did not, directly or indirectly, result from a material breach of ACV’s no-solicitation obligations set forth in the Merger Agreement, which Acquisition Proposal has not been withdrawn, then (a) the ACV Board may make an Adverse Change Recommendation in response to such Acquisition Proposal, or (b) ACV may terminate the Merger Agreement in order to enter into a binding written definitive agreement with respect to such Superior Proposal. In order to take any of the actions described in (a) or (b), ACV must comply with the following requirements:

•

the ACV Board must have determined in good faith, after consultation with ACV’s outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the fiduciary duties of the ACV Board under applicable legal requirements;

•

ACV must have given Copart prior written notice of its intention to consider making an Adverse Change Recommendation or terminating the Merger Agreement at least four business days before taking such action, which notice will include all information with respect to such Acquisition Proposal required by the Merger Agreement, as well as copies of any acquisition agreement with respect to such Acquisition Proposal and all other agreements and documents related to such Acquisition Proposal, including any financing commitments relating thereto (which may be redacted to the extent provided in redacted form to ACV);

•

and, if requested in writing by Copart, during such four-business-day period ACV must have negotiated, and caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Copart so that such Acquisition Proposal would cease to constitute a Superior Proposal; and

•

after giving effect to the proposals made by Copart during such period, if any, after consultation with ACV’s outside legal counsel and financial advisor, the ACV Board must have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the ACV Board under applicable legal requirements.

The requirements above will apply again to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and will require that a new notice be given to Copart, except that the references to four business days above will be references to two business days.

Additionally, other than in connection with a Superior Proposal, the ACV Board may also make an Adverse Change Recommendation at any time prior to the Offer Acceptance Time in response to an Intervening Event (as defined below) only if:

•

the ACV Board has determined in good faith, after consultation with ACV’s outside legal counsel and its financial advisor, that the failure to make an Adverse Change Recommendation would be inconsistent with the fiduciary duties of the ACV Board under applicable legal requirements;

•

ACV has given Copart prior written notice of its intention to make an Adverse Change Recommendation at least four business days prior to doing so (which notice must specify in reasonable detail the facts and circumstances that render an Adverse Change Recommendation necessary);

•

if desired by Copart, during such four-business-day period, ACV has negotiated, and caused its representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Copart so that an Adverse Change Recommendation would no longer be necessary; and

•

after giving effect to the proposals made by Copart during such period, if any, after consultation with ACV’s outside legal counsel and financial advisor, the ACV Board has determined, in good faith, that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the ACV Board under applicable legal requirements.

For purposes of the Merger Agreement, an “Intervening Event” means an event, fact, circumstance, development or occurrence that was not known to or reasonably foreseeable by the ACV Board as of the date of the Merger Agreement, which event or circumstance becomes known to or by the ACV Board prior to the Offer Acceptance Time or was known to or reasonably foreseeable by the ACV Board as of the date of the Merger

Agreement, but the consequences of which (or the magnitude thereof) were not known or reasonably foreseeable by the ACV Board as of the date of the Merger Agreement, and, in each case, does not relate to an Acquisition Proposal; provided that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (i) ACV exceeding any internal or published revenue or earnings forecasts or projections for any period, (ii) changes in the market price or trading volume of Shares; provided that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event, or (iii) changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally.

Efforts to Consummate the Transactions

Copart, Purchaser and ACV have each agreed to use their respective reasonable best efforts to take, and to cause their respective Affiliates to take, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions as promptly as practicable (and in any event at least five business days prior to the End Date), including preparing and filing all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information and applications, and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions, including the Required Regulatory Approvals.

In furtherance of the foregoing, each of ACV and Copart has agreed to (i) make an appropriate filing of a Notification and Report Form under the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) as promptly as practicable, and in any event within five business days after the date of the Merger Agreement (requesting early termination of any applicable waiting period), (ii) make any other required notifications, reports and filings under other applicable Competition Laws or Foreign Investment Laws as promptly as practicable, and in any event within twenty business days after the date of the Merger Agreement, and (iii) make any other applications and filings in connection with the Required Regulatory Approvals as promptly as practicable. Each of Copart and ACV has agreed to respond as promptly as practicable to any request for additional information or documentary material and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as promptly as practicable, and not to extend any waiting period, or enter into any agreement with a Governmental Authority not to consummate the Transactions, except with the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

If any objection is asserted by a Governmental Authority under the HSR Act, any other Competition Law, any Foreign Investment Law or any other Applicable Law, or in connection with any Required Regulatory Approval, or if any Proceeding is instituted or threatened challenging the Transactions, Copart has agreed to use reasonable best efforts to take, or cause to be taken, all actions as may be necessary to resolve such objections as promptly as practicable (and in any event at least five business days prior to the End Date), including (A) agreeing to hold separate, sell, license, divest or otherwise dispose of any businesses, properties or assets of Copart, ACV or their respective Affiliates, (B) terminating, amending or assigning existing relationships, contractual rights or obligations, (C) terminating any venture or other arrangement, (D) granting any right or commercial or other accommodation to, or entering into any commercial relationship with, any third party, (E) imposing limitations on how Copart or ACV or their respective Subsidiaries own, retain, conduct or operate their respective businesses or assets, or (F) effectuating any other change or restructuring of Copart or ACV or their respective Affiliates (each of clauses (A) through (F), a “Divestiture Action”).

Notwithstanding the foregoing, nothing in the Merger Agreement requires Copart or any of its Subsidiaries to take any action (including any Divestiture Action) that would, individually or in the aggregate with all other Divestiture Actions, reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of either (i) ACV and its Subsidiaries, taken as a whole, or (ii) Copart and its Subsidiaries, taken as a whole. At Copart’s request, ACV has agreed to take any Divestiture Action relating to ACV and its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. Copart is not obligated to take any Divestiture Action that is not conditioned upon the consummation of the Merger and the other Transactions.

During the Pre-Closing Period, in connection with obtaining the Required Regulatory Approvals and clearance under the HSR Act and any other applicable Competition Laws and Foreign Investment Laws, Copart, Purchaser and ACV have agreed to (i) promptly notify the other parties of any substantive communication received from the FTC, the Antitrust Division, any state attorney general or any other governmental authority regarding the Merger Agreement or the Transactions; (ii) permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority, and consider in good faith the other parties’ comments; (iii) not participate in any meeting or discussion with any governmental authority relating to any filing, investigation or inquiry in connection with the Transactions unless it consults with the other parties in advance and, unless prohibited by the governmental authority, gives the other parties the opportunity to attend and participate; (iv) furnish the other parties with copies of all filings (other than certain documents exempt under the HSR Act) and material correspondence and communications with any governmental authority relating to any Competition Law, Foreign Investment Law or other applicable law in connection with the Merger Agreement; and (v) consult and cooperate with one another, including by providing drafts of written submissions, in connection with any analyses, presentations, memoranda, briefs, arguments and proposals relating to any such proceeding.

Copart will, on behalf of the parties, control and direct all aspects of the parties’ efforts to obtain the required antitrust and other regulatory approvals, including principal responsibility for devising and implementing, and making the final determination as to, the appropriate strategy for all filings, notifications, submissions and communications with any governmental authority; provided that Copart will consult in advance with ACV and take ACV’s views into account in good faith regarding the overall strategic direction. Neither Copart nor ACV may extend any applicable waiting period, or enter into any agreement with a governmental authority not to consummate the Transactions, without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Copart is responsible for all filing fees payable to governmental authorities in connection with these filings.

Employee Benefits

Under the Merger Agreement, Copart has acknowledged that the consummation of the Transactions will constitute a “change in control” (or a transaction of similar effect) for purposes of the Company Plans that contain change-in-control provisions, and, from and after the Effective Time, Copart has agreed to cause the Surviving Corporation (or one or more of its Subsidiaries) to assume, honor and provide all of the Company Plans in accordance with their terms as in effect as of the Effective Time.

For a period commencing at the Effective Time and ending on the date that is twelve months thereafter (or, if earlier, the date a Continuing Employee’s employment terminates), Copart has agreed to cause each employee of ACV or its Subsidiaries as of immediately prior to the Effective Time whose employment continues as of the Effective Time (each, a “Continuing Employee”) to receive (i) an annual rate of salary or wages no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, (ii) target cash incentive compensation opportunities (excluding any change-in-control, retention or similar payments) no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, (iii) the greater of (A) those described in Section 7.04(b) of the Company Disclosure Schedule and (B) severance benefits and protections no less favorable than those provided by Copart or the applicable Subsidiary to its similarly situated employees, and (iv) all other compensation and employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time (excluding defined benefit pension and retiree medical or life insurance benefits).

At the Effective Time (or within ten business days thereafter), Copart has agreed to cause the Surviving Corporation to pay each Continuing Employee (i) any earned but unpaid short-term incentive bonus for the performance period immediately preceding the period in which the Effective Time occurs and (ii) a bonus under ACV’s short-term performance bonus programs for the performance period in which the Effective Time occurs, calculated based on target performance and assuming continued service through the full performance period.

Copart has also agreed to cause the Surviving Corporation and any of its respective Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to (i) use reasonable best efforts to waive pre-existing condition limitations and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under its benefit plans to the extent they did not apply or were satisfied under a comparable ACV employee benefit plan, (ii) credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of ACV or any of its Subsidiaries during the plan year that includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of Copart, Purchaser or any of their respective Subsidiaries (including the Surviving Corporation and its Subsidiaries), and (iii) provide Continuing Employees with full service credit for their service with ACV and its Subsidiaries for all purposes (including eligibility, vesting, accruals and determination of level of benefits) under any compensation and benefit plans, programs, policies, agreements and arrangements maintained by Copart, Purchaser or an applicable Subsidiary (including the Surviving Corporation and its Subsidiaries) in which any Continuing Employee may be eligible to participate after the Effective Time, in each case to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time and other than where doing so would result in a duplication of benefits or compensation.

The employee-matters provisions are solely for the benefit of the parties to the Merger Agreement; no Company Service Provider or other individual is a third-party beneficiary of those provisions. Nothing in those provisions establishes, terminates, amends or modifies any benefit plan, confers any right to employment or continued employment, alters at-will employment status, or limits the ability of Copart or its Affiliates (including the Surviving Corporation and its Subsidiaries) to establish, modify, amend or terminate any benefit plan or to terminate the employment of any Continuing Employee following the Effective Time.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) in favor of the current or former directors or officers of ACV or its subsidiaries under their certificate of incorporation and bylaws (or other organizational or governing documents) of each of ACV or its subsidiaries, and the indemnification agreements made available to Copart will continue in full force and effect in accordance with their terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below). Copart will cause the Surviving Corporation to perform its obligations under such arrangements for a period of six years from the Effective Time. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Copart will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, pursuant to and to the extent provided in the certificate of incorporation and bylaws (or other organizational documents) of each of ACV or its subsidiaries, and the indemnification agreements, in each case as in effect on the date of the Merger Agreement, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of any ACV or its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at their request as a director or officer of another person, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that such person served in such capacity as described above, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements.

Prior to the Effective Time, ACV will (or, if ACV is unable to do so, Copart will cause the Surviving Corporation as of the Effective Time to) obtain and fully pay the premium for a noncancelable “tail” or “runoff” extension of the directors’ and officers’ liability coverage of ACV’s existing directors’ and officers’ liability insurance policies and ACV’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”). The D&O Insurance tail will provide a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim relating to any period at or prior to the Effective Time, will be obtained from ACV’s current insurance carrier or, if such coverage is unavailable from that carrier, from an insurance carrier with the same or better credit rating as ACV’s current carrier, and will have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under ACV’s existing policies as of the date of the Merger Agreement with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement and the Transactions). In no event will ACV, Copart or the Surviving Corporation be required to expend for such tail coverage a premium amount in excess of 300% of the aggregate annual premium most recently paid by ACV for its existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies prior to the date of the Merger Agreement; and if the aggregate premium for such coverage would exceed that amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding that amount.

Stockholder Litigation

In the event that any litigation relating to the Merger Agreement, the Offer, the Merger or the other Transactions is brought, or threatened in writing, by any stockholder or other holder of securities of ACV or its subsidiaries against ACV or its subsidiaries and/or their respective directors or officers, ACV will promptly notify Copart and will keep Copart reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any such litigation. ACV will control the defense of any such litigation; provided that ACV has agreed to (i) provide Copart an opportunity to participate, at Copart’s expense, in such litigation and consult with Copart in the response, defense or conduct of such litigation, (ii) provide Copart a reasonable opportunity to review and comment on all responses or filings to be made by ACV or its subsidiaries in connection with such litigation, and consider Copart’s comments in good faith, and (iii) not settle, offer to settle or compromise any such litigation without Copart’s prior written consent, which will not be unreasonably withheld, delayed or conditioned.

Other Covenants

The Merger Agreement also contains certain additional covenants and obligations of the parties, including that:

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subject to customary exceptions and limitations and at Copart’s expense, ACV must provide Copart and its representatives with reasonable access during normal business hours to ACV and its subsidiaries and their respective representatives, designated personnel and assets, books, records, documents and information;

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certain public statements of the parties or making any announcement to officers or employees of ACV or its subsidiaries in respect of the Transactions are subject to consent or review and consultation with the other party;

•	there are certain notification requirements applicable to each of ACV and Copart as it relates to the occurrence of certain material events;

•	Copart, Purchaser and ACV must use reasonable best efforts to grant approvals and take actions as are necessary to eliminate the effect of takeover statutes on any of the Transactions;

•

ACV and the ACV Board must take appropriate action to approve of the treatment of Shares, ACV Options, ACV RSUs and ACV PSUs in the Merger in order to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

the compensation committee of the ACV Board must approve each agreement, arrangement or understanding between Purchaser, ACV or any of its subsidiaries or their respective affiliates, on one hand, and any of the officers, directors or employees of ACV or any of its subsidiaries, on the other hand, for purposes of Rule 14d-10(d)(2) under the Exchange Act; and

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ACV must cooperate with Copart and use reasonable best efforts to take actions to enable the delisting of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Conditions to the Offer

See “—Section 15—Conditions to the Offer.”

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

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the absence of (i) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger issued by any governmental body of competent jurisdiction, and (ii) any legal requirement that have been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body of competent jurisdiction which prohibits or makes illegal the consummation of the Merger; and

•	Purchaser (or Copart on Purchaser’s behalf) having accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Offer Acceptance Time under any of the following circumstances:

•	by mutual written consent of Copart and ACV;

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by either Copart or ACV, if the Offer Acceptance Time has not occurred on or before the End Date (an “End Date Termination”); provided that the right to effect an End Date Termination is not available to any party whose breach of the Merger Agreement has proximately caused or resulted in the failure of the Offer Acceptance Time to occur on or before the End Date;

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by either Copart or ACV, if any temporary restraining order, preliminary or permanent injunction or other order or legal requirement having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal is in effect and is final and nonappealable (a “Legal Restraint Termination”). However, the right to terminate the Merger Agreement pursuant to a Legal Restraint Termination cannot be exercised by any party whose breach of the Merger Agreement has proximately caused or proximately resulted in such final and nonappealable order, injunction, decree, ruling or other action or that has failed to comply with its obligations under the Merger Agreement with respect to the removal of such order, injunction, decree, ruling or other action;

•	by Copart, at any time prior to the Offer Acceptance Time, if the ACV Board effects an Adverse Change Recommendation (a “Change in Recommendation Termination”);

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by ACV, if the ACV Board authorizes ACV to terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction contemplated by a Superior Proposal (a “Superior Proposal Termination”). However, the right to terminate the Merger Agreement pursuant to a Superior Proposal Termination can only be exercised by ACV if (a) ACV has not violated its obligations described under “—No Solicitation by ACV” and “—Company Board Recommendation and Changes of Recommendation” with respect to such Superior Proposal, and (b) ACV pays the Termination Fee (as defined and in accordance with the procedures described below);

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by Copart, if ACV breaches any representation or warranty of ACV contained in the Merger Agreement or fails to perform any covenant or obligation in the Merger Agreement such that the Representation Condition or the Compliance Condition would not be satisfied and cannot be cured by ACV by the End Date, or if capable of being cured in such time period, is not cured within the earlier of (i) thirty Business Days of the date Copart gives ACV written notice of such breach or failure to perform (or, if earlier, one business day prior to the End Date) and (ii) the expiration of the Offer (a “ACV Breach Termination”). However, the right to terminate the Merger Agreement pursuant to a ACV Breach Termination cannot be exercised by Copart if either Copart or Purchaser is then in breach of any of its respective representations, warranties, covenants or obligations such that ACV would be permitted to terminate the Merger Agreement pursuant to a Copart Breach Termination (as defined below) (without regard to the cure period applicable to such Copart Breach Termination);

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by ACV, if Copart or Purchaser breaches any representation or warranty of Copart or Purchaser contained in the Merger Agreement or fails to perform any covenant or obligation in the Merger Agreement, in each case, if such breach or failure would reasonably be expected to prevent Copart or Purchaser from consummating the Offer and the Merger by the End Date and such breach or failure cannot be cured by Copart or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, is not cured within the earlier of (i) thirty Business Days of the date ACV gives Copart written notice of such breach or failure to perform (or, if earlier, one business day prior to the End Date) and (ii) the expiration of the Offer (a “Copart Breach Termination”). However, the right to terminate the Merger Agreement pursuant to a Copart Breach Termination cannot be exercised by ACV if ACV is then in breach of any of its respective representations, warranties, covenants or obligations and such breach would give rise to a failure of the Representation Condition or the Compliance Condition (if such condition were tested as of the date of such breach instead of as of the Offer Acceptance Time);

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by ACV, if Purchaser (i) fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period required by Section 2.01(a) of the Merger Agreement, (ii) fails to accept for purchase, in violation of the terms of the Merger Agreement, Shares validly tendered (and not validly withdrawn) pursuant to the Offer, or (iii) terminates the Offer prior to its expiration date (as it may be extended and re-extended in accordance with the Merger Agreement) other than as permitted by the Merger Agreement (a “Purchaser Offer Default Termination”).

Effect of Termination of the Merger Agreement

To effect a termination of the Merger Agreement, the terminating party must give the other party or parties written notice specifying the provision of the Merger Agreement pursuant to which the termination is made (other than in the case of a termination by mutual written agreement). If the Merger Agreement is terminated in accordance with its terms, then, subject to the provisions described under “—Termination Fees—” below, it will become void and of no effect, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of any party) to the other parties, except that (i) the Confidentiality Agreement and certain specified provisions of the Merger Agreement (including those relating to the Termination Fees) will survive the termination, and (ii) no such termination will relieve any party of any liability or damages resulting from fraud or from the intentional and material breach of the Merger Agreement by such party prior to termination.

Termination Fees

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Company Termination Fee. ACV has agreed to pay Copart a termination fee of $57,700,000 (the “Company Termination Fee”) if the Merger Agreement is terminated in specified circumstances, including: (i) by ACV to enter into a definitive agreement providing for a Superior Proposal; (ii) by Copart following an Adverse Change Recommendation; or (iii) under the “tail” provision, if the Merger Agreement is terminated in specified circumstances (including an End Date termination where the Minimum Condition is not satisfied or a Company breach termination) after an Acquisition Proposal has been publicly disclosed and not withdrawn, and within twelve (12) months ACV enters into or consummates an Acquisition Proposal or enters into a definitive written agreement for an Acquisition Proposal which is ultimately consummated (50%).

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Copart Regulatory Termination Fee. Copart has agreed to pay ACV a termination fee of $115,300,000 (the “Copart Regulatory Termination Fee”) if the Merger Agreement is terminated in specified circumstances relating to the failure to obtain HSR clearance or the existence of an HSR-related legal restraint (as described in Section 10.03 of the Merger Agreement), subject to the exceptions set forth therein.

Each of the Company Termination Fee and the Copart Regulatory Termination Fee is payable only once. Except in the case of fraud, if the Company Termination Fee is paid in full it constitutes the sole and exclusive remedy of Copart and Purchaser, and if the Copart Regulatory Termination Fee is paid in full it constitutes the sole and exclusive remedy of ACV, in each case against the other party and its affiliates and their respective representatives in connection with the Merger Agreement and the Transactions. The payment of a termination fee does not, however, limit any party’s right to specific performance or other equitable relief under the Merger Agreement, and no termination relieves any party of liability for fraud or intentional and material breach occurring prior to termination.

Fees and Expenses

Except as expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Amendments

The Merger Agreement may be amended by a written instrument signed by each of Copart, Purchaser and ACV at any time prior to the Effective Time, subject to applicable approval and authorization requirements (including approval of the ACV Board in the case of ACV). In addition, at any time prior to the Offer Acceptance Time, ACV, on the one hand, and Copart and Purchaser, on the other hand, may extend the time for performance of the other’s obligations, waive any inaccuracies in the other’s representations and warranties, or waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement; provided that the Minimum Condition, the Termination Condition, the HSR Condition and the Injunction Condition may be waived by Purchaser only with ACV’s prior written consent. Any such amendment, extension or waiver is valid only if set forth in a written instrument signed by the party or parties to be bound.

Specific Performance

Copart, Purchaser and ACV have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the Merger Agreement in accordance with its specified terms or if they otherwise breach its provisions; and that, accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or requirement to post a bond or other security or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Certain Other Agreements

The Confidentiality Agreement

On June 9, 2026, ACV and Copart entered into a Confidentiality Disclosure Agreement (the “Confidentiality Agreement”), pursuant to which ACV agreed to disclose certain of its confidential and proprietary information to Copart for purposes of permitting the parties to evaluate a possible negotiated transaction between the parties, and Copart agreed, subject to certain customary exceptions including the ability to make disclosures required by applicable law, to keep such information, whether disclosed in writing, orally, or visually, confidential and to use it solely for such purpose. The Confidentiality Agreement also provides for the return, destruction, or deletion of confidential information upon request, subject to limited exceptions, and permits either party to seek equitable relief, including injunctive relief, for breaches of the agreement. The Confidentiality Agreement The disclosure period under the Confidentiality Agreement terminates on the earlier of (i) June 9, 2027, the first anniversary of the effective date of the Confidentiality Agreement, and (ii) the date on which the parties together agree that they do not, or either party on its own decides and so notifies the other party in writing that it does not, desire to proceed with a transaction (the “Disclosure Period”). The duty of the party receiving confidential and proprietary information to hold such information in confidence expires twenty-four months following the expiration or termination of the Disclosure Period.

The foregoing summary description of the Confidentiality Agreement is only a summary and is qualified by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO herewith and incorporated herein by reference.

Support Agreements

Concurrently with the execution of the Merger Agreement, Copart entered into Tender and Support Agreements (each, a “Support Agreement” and collectively, the “Support Agreements”) with certain stockholders of ACV, including the directors and executive officers of ACV who own Shares, solely in their capacity as stockholders of ACV (each, a “Supporting Stockholder”). The Supporting Stockholders collectively own or control 6,918,423 Shares, representing approximately 4.07% of the outstanding Shares.

Each Support Agreement provides that, subject to its terms, each Supporting Stockholder will validly and irrevocably tender (and not withdraw) in the Offer all of the Shares owned by such Supporting Stockholder (such Supporting Stockholder’s “Subject Shares”).

Under each Support Agreement, prior to the Expiration Time (as defined below), each Supporting Stockholder has also agreed, at any meeting of ACV’s stockholders or in connection with any action by written consent, to cause its Subject Shares to be counted as present and to vote its Subject Shares (a) in favor of the adoption of the Merger Agreement and the approval of the Offer, the Merger and the other Transactions (and any action in furtherance thereof), (b) against any Acquisition Proposal, (c) against any proposal that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of ACV under the Merger Agreement, and (d) against any proposal involving ACV or its Subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the consummation of the Offer, the Merger or the other Transactions.

Each Supporting Stockholder has agreed not to enter into any tender, voting or other agreement, grant any proxy or power of attorney, or deposit any Subject Shares into a voting trust, in each case inconsistent with the Support Agreement. Each Support Agreement also contains customary restrictions on the Transfer of the Supporting

Stockholder’s Subject Shares prior to the Expiration Time, subject to certain customary exceptions (including transfers by an individual to family members, to a trust for their benefit, or by will or intestacy, and transfers by an entity to affiliated partnerships, limited liability companies or other entities). In addition, each Supporting Stockholder has irrevocably waived any appraisal rights under Section 262 of the DGCL with respect to its Subject Shares in connection with the Merger.

Each Support Agreement terminates on the earliest of (a) the date and time upon which the Merger Agreement is validly terminated in accordance with its terms, (b) the date and time upon which the Merger becomes effective, (c) by written agreement of each of Copart and such Supporting Stockholder, (d) any amendment or change to the Merger Agreement or the Offer that is effected without the applicable Supporting Stockholder’s consent and that decreases the amount, or changes the form, of consideration payable to all stockholders of ACV pursuant to the terms of the Merger Agreement (other than any increase in the consideration payable in the Offer that does not reduce the cash consideration payable in the Offer), and (e) the ACV Board making an Adverse Change Recommendation in accordance with the Merger Agreement. Each Supporting Stockholder’s obligations under its Support Agreement are solely in its capacity as a stockholder of ACV and do not restrict any action taken in a director’s or officer’s fiduciary capacity.

Copart expressly disclaims beneficial ownership of all Shares covered by the Support Agreements. This summary is qualified in its entirety by reference to the form of Support Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

14.	Dividends and Distributions

The Merger Agreement provides that during the Pre-Closing Period, except (a) as required or permitted under the Merger Agreement, applicable laws or to comply with certain material contracts, (b) with the prior written consent of Copart, or (c) for certain customary exceptions or actions agreed between Copart and ACV and either set forth in the Merger Agreement or described in the Company Disclosure Schedule, ACV will not, and will cause each of its subsidiaries not to, establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (including the Shares) or other equity interests or voting interests.

15.	Conditions to the Offer

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for any Shares validly tendered pursuant to the Offer at any scheduled Expiration Date, if any of the conditions set forth below is not satisfied or waived in writing by Copart and Purchaser (to the extent waivable by Copart and Purchaser) as of the Expiration Date:

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there shall have been validly tendered in accordance with the terms of the Offer, and not validly withdrawn, a number of Shares that, together with the Shares then owned by Purchaser and its affiliates (as such term is defined in Section 251(h)(6) of the DGCL), represents at least one share more than 50% of the total number of the Shares outstanding at the time of expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL);

•	any applicable waiting period under the HSR Act relating to the Offer or the Merger shall have expired or been terminated (the “HSR Condition”);

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there shall not be in effect any Legal Restraint in any jurisdiction where ACV and its Subsidiaries have material business operations as set forth on Annex I of the Company Disclosure Schedule (the “Injunction Condition”);

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(i) the representations and warranties of ACV contained in the following sections of the Merger Agreement: Section 4.01(a)(x) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), Section 4.22 (Finder’s Fees) and Section 4.23 (Opinion of Financial Advisor), shall be true and correct in all material respects (other than any such representations and warranties qualified by materiality or Company Material Adverse Effect qualifications, which shall be true and correct in all respects) as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), (ii) the representations and warranties of ACV contained in Section 4.05(a) and Section 4.05(b) (Capitalization) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except for any failure to be so true and correct as would be, individually or in the aggregate, de minimis, and (iii) the other representations and warranties of ACV contained in the Merger Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except in the case of this clause (iii) only, for any failure to be so true and correct as has not had, individually or in the aggregate, a Company Material Adverse Effect (collectively, the “Representation Condition”);

•	ACV shall have performed in all material respects its obligations under the Merger Agreement (the “Compliance Condition”);

•	since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing (the “No MAE Condition”);

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ACV shall have delivered to Copart a certificate signed by an executive officer of ACV dated as of the date on which the Offer expires certifying that the Offer Conditions specified in the prior three bullet points have been satisfied (the “Certificate Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

The Offer is not subject to any financing condition. The foregoing conditions are in addition to, and not a limitation of, the rights or obligation of Copart and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement, as described above under “—Section 1—Terms of the Offer.” The foregoing conditions are for the sole benefit of Copart and Purchaser, may be asserted by Copart or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Copart or Purchaser), and may be waived by Copart and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Copart and Purchaser, except that each of the Minimum Condition, the Termination Condition, the HSR Condition and the Injunction Condition may be waived by Purchaser only with the prior written consent of ACV. The failure by Copart or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

A “Material Adverse Effect” (Company Material Adverse Effect) means any Effect that, individually or in the aggregate,

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has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of ACV and its Subsidiaries, taken as a whole, excluding any Effect arising out of or resulting from:

•	(i) changes in GAAP or its interpretation;

•	(ii) changes in Applicable Law or its interpretation;

•	(iii) general economic, political, regulatory, legal or tax conditions (including changes in financial, credit, securities, commodities or currency markets and any government shutdowns);

•	(iv) tariffs, sanctions, trade policies, executive orders or similar laws or policies, or any trade disputes or “trade wars” (or threats thereof);

•	(v) changes generally affecting the industries in which ACV operates;

•	(vi) geopolitical conditions, hostilities, acts of war, terrorism, cyberattacks, ransomware, data breaches, strikes, global health conditions (including epidemics or pandemics) and natural disasters;

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(vii) the execution, delivery, performance or announcement of the Merger Agreement or the identity of Copart (including impacts on relationships with customers, suppliers, employees and Governmental Authorities and any related stockholder litigation);

•	(viii) any failure to meet internal or published projections;

•	(ix) changes in the price or trading volume of the Shares or in ACV’s credit ratings; and

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(x) actions required, contemplated or permitted by the Merger Agreement—provided that clauses (i) through (vi) apply only to the extent the Effect is not materially and disproportionately adverse to ACV relative to industry peers (in which case only the incremental disproportionate Effect is considered), and the underlying causes of failures or changes described in clauses (viii) and (ix) may be considered.

16.	Certain Legal Matters; Regulatory Approvals

General

Based on our examination of publicly available information filed by ACV with the SEC and a review of certain information furnished by ACV to Purchaser, we are not aware of any governmental license or regulatory permit that appears to be material to ACV’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or super national, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to ACV’s business or certain parts of ACV’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “—Section 15—Conditions to the Offer.”

State Takeover Statutes

As a Delaware corporation with a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, ACV is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Copart and Purchaser have represented and warranted to ACV in the Merger Agreement that neither Copart nor Purchaser is, or during the three years prior to the date of the Merger Agreement has been, an “interested stockholder” of ACV as defined in Section 203 of the DGCL. ACV has represented to Purchaser in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by Copart and Purchaser, the ACV Board has taken and will take all actions so that the restrictions contained in Section 203 of the DGCL or any other similar takeover laws are inapplicable to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Merger and the other Transactions.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. ACV conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws. If any such takeover law becomes, or purports to be, applicable to the Transactions, each of Copart and ACV and the members of their respective boards of directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated in the Merger Agreement and otherwise act to lawfully eliminate the effect of any takeover law on any of the Transactions.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15—Conditions to the Offer.”

U.S. Antitrust

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

On September 11, 2026, each of Copart and ACV filed with the Antitrust Division and the FTC a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., Eastern Time, on September 28, 2026 (15 calendar days following the filing of the Premerger Notification and Report Forms), but this period may be terminated earlier if the FTC and the Antitrust Division exercise their discretion to grant early termination, or extended if the reviewing agency issues a formal request for additional information and documentary material (a “Second Request”). If a Second Request is issued, the waiting period will be extended until 11:59 p.m., Eastern Time, on the 10th calendar day after substantial compliance with that request. Thereafter, Copart and ACV will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order. See “—Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, and

“—Section 13—The Transaction Documents—The Merger Agreement—Termination of the Merger Agreement” for certain termination rights with respect to certain governmental actions.

Regulatory Undertakings

See “—Section 13—The Transaction Documents—Efforts to Consummate the Transactions.”

17.	Fees and Expenses

We have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous

The Offer is not being made to holders in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer or acceptance thereof would be prohibited by securities, blue sky or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action pursuant to a valid state statute, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state. In those jurisdictions where applicable laws or regulations require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or make any representation on behalf of Purchaser, Copart or any of their respective affiliates not contained in this Offer to Purchase or in the related Letter of Transmittal.

We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, ACV will file the Schedule 14D-9, together with the exhibits thereto, setting forth the ACV Board Recommendation and furnishing certain additional related information. Our Schedule TO, the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning ACV” and “—Section 9—Certain Information Concerning Copart and Purchaser” above.

Apple Merger Sub, Inc.

September 17, 2026

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF COPART

The name, current principal occupation or employment and five-year material employment history of each director and executive officer of Copart are set forth in the table below. Unless otherwise indicated, the business address of each such person is c/o Copart, Inc., 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254, and the telephone number of each such person is (972) 391-5000. Directors are identified by an asterisk (*).

Name	Current Principal Occupation or Employment and Five-Year Employment History
Willis J. Johnson*	Willis J. Johnson, the founder of Copart, has served as Chairman of the Board of Copart since January 2004. He served as Copart’s Chief Executive Officer from 1982 until February 2010 and as its President from 1986 until 1995. Mr. Johnson was an officer and director of U-Pull-It, Inc., a self-service auto dismantler that he co-founded, from 1982 until September 1994, and sold his entire interest in that company in September 1994. Mr. Johnson has served as a director of Copart since 1982. Mr. Johnson is a citizen of the United States.

A. Jayson Adair*	A. Jayson Adair has served as Copart’s Executive Chairman since April 2024, as its Chief Executive Officer since July 2026, as its Co-Chief Executive Officer from April 2022 to April 2024, and its Chief Executive Officer from February 2010 to April 2022. From November 1996 to February 2010, Mr. Adair served as Copart’s President. From 1995 until 1996, Mr. Adair served as Copart’s Executive Vice President. From 1990 until 1995, Mr. Adair served as Copart’s Vice President of Sales and Operations, and from 1989 to 1990, Mr. Adair served as Copart’s Manager of Operations. Mr. Adair has served as a director of Copart since 1992. Mr. Adair is a citizen of the United States.

David J. Berger*	David J. Berger has served as a Senior Partner at Wilson Sonsini Goodrich & Rosati, P.C., a law firm, where he has practiced since 1989 and has served as a partner for more than 20 years, focusing on corporate governance, mergers and acquisitions, and shareholder activism. He has held several leadership positions at the firm, including service on its board of directors, as chair of its Policy Committee, and on the board of the firm’s venture capital fund. He has served as President of the American College of Governance Counsel, a corporate governance professional association, since May 2023, and since 2023 has served as co-chair of the annual Rome Conference on AI, Ethics and Governance held at the Vatican. He also serves as a director of the Long-Term Stock Exchange, a national securities exchange, where he chairs its Nominating and Governance Committee. Mr. Berger has served as a director of Copart since August 2026. Mr. Berger is a citizen of the United States.

Matt Blunt*	Matt Blunt has served as President of the American Automobile Policy Council, which represents the public-policy interests of Stellantis N.V., Ford Motor Company and General Motors Company, since February 2011. He served as Governor of the State of Missouri from 2005 until 2009, as Missouri’s Secretary of State from 2001 until 2005, and as a member of the Missouri General Assembly from 1999 until 2001. Mr. Blunt has served as a director of Copart since 2009. Mr. Blunt is a citizen of the United States.

Steven D. Cohan*	Steven D. Cohan is a private investor and has served as Chief Executive Officer and a director of Loco Ventures, Inc., a privately held company operating food-manufacturing businesses, since 1997. He served as a director and executive officer of Takl, Inc., a technology company, from 2015 until 2020, and previously served as Copart’s Vice President of Finance and principal accounting officer from 1992 until 1994 and as its Vice President of Corporate Development from 1994 until 1996. Mr. Cohan has served as a director of Copart since 2004. Mr. Cohan is a citizen of the United States.

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Daniel J. Englander*	Daniel J. Englander has served as the Managing Partner of Ursula Capital Partners, an investment-management firm he founded in May 2004, and serves as Copart’s lead independent director. He has served as a director of CKX Lands, Inc., a land management company, since October 2018 and as a director of America’s Car-Mart, Inc., a used-vehicle company, since 2007. He also served as a director of Healthways, Inc., a well-being improvement company based in Franklin, Tennessee, for a portion of 2014 and as a director of Ambassadors International, a cruise ship operator based in Seattle, Washington from 2009 through May 2011. From October 1994 until January 2004, he was an investment banker with Allen & Company, an investment bank, serving as a Managing Director from September 2002. Mr. Englander has served as a director of Copart since 2006. Mr. Englander is a citizen of the United States.

Stephen Fisher*	Stephen Fisher has served as President and Chief Product Officer of Salesforce.com, an enterprise cloud-computing company, since June 2025. He previously served as Salesforce.com’s Executive Vice President and General Manager for Next Generation CRM and Unified Data Services from August 2024 to June 2025 and as President, Salesforce Platform, from August 2021 to August 2024, and, until 2019, as Senior Vice President and Chief Technology Officer of eBay Inc., an e-commerce company, which he joined in September 2014. Mr. Fisher has served as a director of Copart since 2019. Mr. Fisher is a citizen of the United States.

Cherylyn Harley LeBon*	Cherylyn Harley LeBon has served as a Partner and Chair, Government Contracts, at Cohen Seglias Pallas Greenhall & Furman, a law firm, since April 2025. She previously served as a Partner at Womble Bond Dickinson (US) LLP, a law firm, from 2023 until 2025 and as a Partner at Dunlap, Bennett & Ludwig, a law firm, from 2020 until 2023, and earlier served as President and Chief Executive Officer of KLAR Strategies, a consulting firm, and in senior roles in the U.S. federal government. She also serves on the board of directors of Waste Connections, Inc., a waste disposal company. Ms. LeBon has served as a director of Copart since 2021. Ms. LeBon is a citizen of the United States.

James E. Meeks*	James E. Meeks served as Copart’s Chief Operating Officer from 1992, when he joined Copart in connection with its purchase of the South Bay Salvage Pool, until his retirement in 2007, and also served as its Senior Vice President from 1995 until 1996 and as its Executive Vice President from 1996 until 2007. He owned and operated the South Bay Salvage Pool, a dismantling company, from 1986 until 1992 and was an officer, director and part owner of CAS & Meeks, Inc., a towing and subhauling company, from 1991 until 2001. Mr. Meeks has served as a director of Copart since 1996. Mr. Meeks is a citizen of the United States.

Diane M. Morefield*	Diane M. Morefield served as Executive Vice President and Chief Financial Officer of CyrusOne Inc., a global data-center REIT, until her retirement at year-end 2020. She previously served as Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, a hotel real estate investment trust, from 2010 until 2015, as Chief Financial Officer of Equity International, an investment firm, from 2007 until 2009, and in several executive roles at Equity Office, a real estate company, from 1997 until 2006. She serves on the board of directors of UDR, Inc., a real estate investment trust. Ms. Morefield has served as a director of Copart since 2019. Ms. Morefield is a citizen of the United States.

Carl D. Sparks*	Carl D. Sparks has served as a Managing Partner of Interlock Partners, a venture-capital firm, since October 2020. He previously served as Chief Executive Officer of Academic Partnerships, an education services company, from 2016 until 2017, as Chief Executive Officer of Travelocity Global, an online travel company, from 2011 until 2014, in senior

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roles (including President) at Gilt Groupe, an e-commerce company, from 2009 until 2011, and as Chief Marketing Officer of Expedia.com, an online travel agency, from 2004 until 2009. He also serves on the boards of directors of Waste Connections, Inc., a waste disposal company, and Cint AB, a technology company. Mr. Sparks has served as a director of Copart since 2021. Mr. Sparks is a citizen of the United States.

Thomas N. Tryforos*	Thomas N. Tryforos has been a private investor since 2005 and previously served as a General Partner of Prescott Investors, Inc., an investment firm, from May 1991 until September 2004. He also serves as a director of Credit Acceptance Corporation, an automobile finance company. Mr. Tryforos has served as a director of Copart since 2012. Mr. Tryforos is a citizen of the United States.

Jane Pocock	Jane Pocock has served as Copart’s President since August 2026 and joined Copart in January 2019 as Managing Director of Copart UK. Before joining Copart, Ms. Pocock was Chief Executive of Vans Direct. Ms. Pocock is a citizen of the United Kingdom.

Leah C. Stearns	Leah C. Stearns has served as Copart’s Senior Vice President and Chief Financial Officer since December 2022. Since 2020, Ms. Stearns has served on the board of directors of EdgeConnex, a global datacenter provider, where she also serves as chair of the Audit Committee. From May 2019 to December 2021, Ms. Stearns served as a senior executive at CBRE Group, Inc., (NYSE: CBRE), a global leader in commercial real estate services and investments, including as its chief financial officer. Prior to joining CBRE Group, Inc., Ms. Stearns served for 17 years in a variety of leadership roles with American Tower Corporation, (NYSE: AMT), a leading independent owner, operator, and developer of multitenant communications real estate, where she most recently served as senior vice president and chief financial officer of its U.S. division. Ms. Stearns earned her B.S. in Finance from Boston University in 2002, and her M.B.A. from Boston College in 2010. Ms. Stearns is a citizen of the United States.

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DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and five-year employment history of each director and executive officer of Purchaser are set forth in the table below. The business address of each such person is c/o Copart, Inc., 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254. Directors are identified by an asterisk (*).

Name	Current Principal Occupation or Employment and Five-Year Employment History
A. Jayson Adair	A. Jayson Adair has served as Copart’s Executive Chairman since April 2024, as its Chief Executive Officer since July 2026, as its Co-Chief Executive Officer from April 2022 to April 2024, and its Chief Executive Officer from February 2010 to April 2022. From November 1996 to February 2010, Mr. Adair served as Copart’s President. From 1995 until 1996, Mr. Adair served as Copart’s Executive Vice President. From 1990 until 1995, Mr. Adair served as Copart’s Vice President of Sales and Operations, and from 1989 to 1990, Mr. Adair served as Copart’s Manager of Operations. Mr. Adair has served as a director of Copart since 1992. Mr. Adair is a citizen of the United States.

Leah C. Stearns*	Leah C. Stearns has served as Copart’s Senior Vice President and Chief Financial Officer since December 2022. Since 2020, Ms. Stearns has served on the board of directors of EdgeConnex, a global datacenter provider, where she also serves as chair of the Audit Committee. From May 2019 to December 2021, Ms. Stearns served as a senior executive at CBRE Group, Inc., (NYSE: CBRE), a global leader in commercial real estate services and investments, including as its chief financial officer. Prior to joining CBRE Group, Inc., Ms. Stearns served for 17 years in a variety of leadership roles with American Tower Corporation, (NYSE: AMT), a leading independent owner, operator, and developer of multitenant communications real estate, where she most recently served as senior vice president and chief financial officer of its U.S. division. Ms. Stearns earned her B.S. in Finance from Boston University in 2002, and her M.B.A. from Boston College in 2010. Ms. Stearns is a citizen of the United States.

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The Letter of Transmittal and any required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Registered, Certified Mail or Overnight Courrier:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions; COY: ACVA

150 Royall Street, Suite V

Canton, MA 02021

By First Class Mail:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions; COY: ACVA

P.O. Box 43011

Providence, RI 02940-3011

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you may contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, New York 10110

Stockholders may call toll free: (877) 800-5198

Banks and Brokers may call collect: (212) 750-5833

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